Exhibit 10.8

LEASE AGREEMENT
By and Between
WESTPORT OFFICE PARK, LLC,
a California limited liability company
(“Landlord”)
and
PROCEPT BIOROBOTICS CORPORATION,
a California corporation
(“Tenant”)
July 15, 2013

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TABLE OF CONTENTS
(continued)
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TABLE OF CONTENTS
(continued)

ARTICLE 51.	TELECOMMUNICATIONS LINES AND EQUIPMENT	58

ARTICLE 52.	ERISA	59

ARTICLE 53.	LETTER OF CREDIT	60
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LEASE AGREEMENT
THIS LEASE AGREEMENT, (this “Lease”) is made and entered into as of July 15, 2013 by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and Tenant identified in the Basic Lease Information below.
BASIC LEASE INFORMATION
Tenant:    PROCEPT BIOROBOTICS CORPORATION, a California corporation
Premises:    Suite 101 in the Building, containing approximately 10,814 square feet of rentable area, outlined in Exhibit B to this Lease. For purposes of this Lease, (1) “rentable area” and “usable area” shall be calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1, 1996); (2) “rentable square feet” and “rentable footage” shall have the same meaning as the term “rentable area;” and (3) “usable square feet” and “usable square footage” shall have the same meaning as the term “usable area.”
Building:    The Building commonly known as 900 Island Drive, Redwood City, California 94065. The rentable area of the Building is 48,615 square feet. The rentable area of the Project (as defined in Section 1.1 of the Lease) is 997,186 square feet.
Base Rent:

Period (In Months)	Annual Base Rent	Monthly Base Rent
1–12	$389,304.00	$32,442.00*
13–24	$400,983.12	$33,415.26
25–36	$412,662.24	$34,388.52
*Base Rent for the first four (4) full calendar months of the initial Term is subject to abatement pursuant to Section 4.7 of the Lease.
Security Deposit: None
Letter of Credit: $137,553.56, subject to Article 53 of the Lease
Rent Payable Upon Execution: $43,904.84
Tenant’s Building Percentage: 22.24% (10,814 rentable square feet within the Premises/ 48,615 rentable square feet within the Building)
Tenant’s Common Area Building Percentage: 1.08% (10,814 rentable square feet within the Premises/ 997,186 rentable square feet within the Project)
Commencement Date: Subject to Tenant Delays (defined below in Section 2.1), the date that is the later of (i) September 1, 2013 (the “Scheduled Commencement Date”) and (ii) the date upon which Substantial Completion (as defined in Section 2.1 of this Lease) of the

Landlord Work (defined in Exhibit C attached hereto) (excluding the clean room portion of the Landlord Work) occurs.
Expiration Date: The date that is the day prior to the day that is thirty-six (36) months after the Commencement Date, unless such date falls on a day other than the last day of the calendar month, in which case the Expiration Date shall be extended to the last day of the calendar month in which the day that the Term of this Lease would otherwise end but for this proviso occurs, and the Term of this Lease shall be extended accordingly.
Landlord’s Address:
c/o The Prudential Insurance Company of America
4 Embarcadero Center, 27th Floor
San Francisco, CA 94111
Attn: PRISA II Asset Management
With a copy by the same method to:
c/o The Prudential Insurance Company of America
7 Giralda Farms
Madison, New Jersey 07940
Attention: Greg Shanklin, Esquire
With a copy by the same method to:
Harvest Properties, Inc.
6425 Christie Avenue, Suite 220
Emeryville, California 94608
Attention: Joss Hanna
Address for rental payment:
Payments via FedEx/UPS/Courier:
JP Morgan Chase
2710 Media Center Dr.
Building #6, Suite #120
Los Angeles, CA 90065
Attn: PREI’s Westport Office Park/100170
Payments via regular mail (lockbox address):
Remit to:   PREI’s Westport Office Park #171201
P.O. Box 100170
Pasadena, CA 91189-0170
Payments via either FED wire or ACH wire:
Bank Account Name:
Harvest Properties, Inc. LLC,

as agent for PREI’s Westport Office Park
Bank Account Number
Bank Name:  JP Morgan Chase Bank, N.A.
Bank City & State Location: Baton Rouge, LA
ABA Routing Number:
Tenant’s Address:
Procept BioRobotics Corporation
900 Island Drive, Suite 101
Redwood City, California
Attention:  CFO
Landlord’s Broker:  Cassidy Turley / BT
Commercial Real Estate.
Tenant’s Broker: Cornish & Carey Commercial Newark Knight Frank.
Maximum Parking Allocation: Thirty-five (35) unreserved passes at no charge during the initial Term, which is based on a parking ratio of 3.3 non-exclusive parking spaces per one thousand (1,000) square feet of rentable space in the Premises.
Tenant Improvement Allowance: $216,280.00 (representing $20.00 per rentable square foot of the Premises).
The Basic Lease Information is incorporated into and made part of this Lease. Each reference in this Lease to any Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and this Lease, this Lease shall control. Additional defined terms used in the Basic Lease Information shall have the meanings given those terms in this Lease.
ARTICLE 1.
PREMISES; COMMON AREAS
1.1    Subject to all of the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The property shown on Exhibit A to this Lease and all improvements thereon and appurtenances on that land thereto, including, but not limited to, the Building, other office buildings, access roadways, and all other related areas, shall be collectively hereinafter referred to as the “Project.” Tenant acknowledges and agrees that Landlord may elect to sell one or more of the buildings within the Project and that upon any such sale Tenant’s pro-rata share of those Operating Expenses and Taxes (each as defined below) allocated to the areas of the Project other than buildings may be adjusted accordingly by Landlord. The parties hereto hereby acknowledge that the purpose of Exhibit A and Exhibit B are to show the approximate location of the Premises in the Building and the general layout of the Project and such Exhibits are not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the Building or the Project, the precise area of the Premises, the Building or the Project or the specific location of the Building,

“Common Areas,” as that term is defined in Section 1.2, below, or the elements thereof or of the accessways to the Premises, or the Project.
1.2    Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 26 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project reasonably designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building reasonably designated as such by Landlord. The Common Areas shall be maintained and operated in a manner consistent with office buildings of similar class, size and age as the Building located in the vicinity of the Building and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas. Subject to “Applicable Laws,” as that term is defined in Section 5.1(a) of this Lease, except when and where Tenant’s right of access is specifically excluded in this Lease, and except in the event of an emergency, Tenant shall have the right of access to the Premises, the Building, and the parking facilities servicing the Building twenty-four (24) hours per day, seven (7) days per week during the “Term,” as that term is defined in Section 2.1, below.
ARTICLE 2.
TERM AND CONDITION OF PREMISES
2.1    The term of this Lease (the “Term”) shall commence on the Commencement Date and end on the Expiration Date, unless sooner terminated (the “Termination Date”) as hereinafter provided. Landlord’s Work shall be deemed “Substantially Completed” upon (i) the completion of construction of the Landlord’s Work in the Premises pursuant to the approved Plans (defined in Exhibit C attached hereto), with the exception of any minor or unsubstantial details or construction, mechanical adjustment or decoration which remain to be performed; and (ii) the issuance of either (A) a certificate of substantial completion by Landlord’s architect as to construction of Landlord’s Work; or (B) a temporary or permanent certificate of occupancy by the local building authority (or a reasonably substantial equivalent such as a sign-off from a building inspector). The Commencement Date of this Lease and the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder shall not be delayed or postponed by reason of any delay by Tenant in performing changes or alterations in the Premises not required to be performed by Landlord. Notwithstanding the foregoing, if Substantial Completion of the Landlord Work (excluding the clean room portion) is delayed beyond the Scheduled Commencement Date due to or related to the acts or omissions of Tenant, its agents, employees, licensees, or invitees, including, without limitation: (a) delays by Tenant in the submission of information (including the Plans) required of Tenant pursuant to Exhibit C, or the giving of authorizations or approvals within any time limits set forth in Exhibit C; (b) Tenant’s request for materials, finishes or installations other than Landlord’s standard except those, if any, that Landlord shall have expressly agreed to furnish without extension of time agreed by Landlord, so long as Landlord informs Tenant within three (3) business days of Tenant’s selection of such items that a delay is likely to result from its selection; (c) Tenant’s change in any plans or specifications after approval by Landlord; (d) performance or completion by a party employed by Tenant; or (e) the postponement of any of the Landlord Work at the request of Tenant (each of the foregoing, a “Tenant Delay”), the Commencement Date and the payment of rent under this Lease shall be accelerated by the number of days of such Tenant Delay. In the event the Term shall commence on a day other than the first day of a month, then the Base Rent shall be immediately paid for such partial month prorated in accordance with Section 4.4 below. As soon as the Commencement Date is determined, Tenant shall execute a Commencement Date memorandum in the form attached hereto as Exhibit F acknowledging, among other things, the (a) Commencement Date, (b) scheduled Expiration Date of this Lease and (c) Tenant’s acceptance of the Premises. The Tenant’s failure to execute the Commencement Date Memorandum shall not affect Tenant’s liability hereunder.
2.2    Landlord shall perform the construction work as provided in Exhibit C hereto (“Landlord’s Work”). Except for Landlord’s Work, Landlord has no obligation to construct improvements in the Premises.
2.3    Tenant shall give Landlord written notice of any incomplete work, unsatisfactory conditions or defects (the “Punch List Items”) which were part of Landlord’s Work in the Premises within thirty (30) days after the Commencement Date and Landlord shall, at its sole expense, complete said work and/or remedy such unsatisfactory conditions or defects as soon as possible. The existence of any incomplete work, unsatisfactory conditions or defects as aforesaid shall not affect the Commencement Date or the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder.
2.4    Subject to completion of the Punch List Items, the taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises and the Building were in good and satisfactory condition at the time possession was taken by Tenant. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Premises, the land upon which the Building is constructed, or any other matter or thing affecting or related to the Building or the Premises, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease. Pursuant to Civil Code section 1938, Landlord states that, as of the Lease Date, the Leased Premises has not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Leased Premises meet all applicable construction-related accessibility standards under California Civil Code section 55.53.
ARTICLE 3.
USE, NUISANCE, OR HAZARD
3.1    The Premises shall be used and occupied by Tenant solely for general office, research and development purposes and for light manufacturing of medical devices and for no other purposes without the prior written consent of Landlord.

3.2    Tenant shall not use, occupy, or permit the use or occupancy of the Premises for any purpose which Landlord, in its reasonable discretion, deems to be illegal, immoral, or dangerous; permit any public or private nuisance; do or permit any act or thing which may disturb the quiet enjoyment of any other tenant of the Project; keep any substance or carry on or permit any operation which might introduce offensive odors or conditions into other portions of the Project, use any apparatus which might make undue noise or set up vibrations in or about the Project; permit anything to be done which would increase the premiums paid by Landlord for fire and extended coverage insurance on the Project or its contents or cause a cancellation of any insurance policy covering the Project or any part thereof or any of its contents; or permit anything to be done which is prohibited by or which shall in any way conflict with any law, statute, ordinance, or governmental rule, regulation or covenants, conditions and restrictions affecting the Project, including without limitation the CC&R’s (as defined below) now or hereinafter in force. Should Tenant do any of the foregoing without the prior written consent of Landlord, and the same is not cured within five (5) business days after notice from Landlord (which five (5) business day period shall be subject to extension if the nature of the breach is such that it is not possible to cure the same within such five (5) business day period so long as the Tenant commences the cure of such breach within such five (5) day period and diligently prosecutes the same to completion) it shall constitute an Event of Default (as hereinafter defined) and shall enable Landlord to resort to any of its remedies hereunder.
3.3    The ownership, operation, maintenance and use of the Project shall be subject to certain conditions and restrictions contained in an instrument (“CC&R’s”) recorded or to be recorded against title to the Project. Tenant agrees that regardless of when those CC&R’s are so recorded, this Lease and all provisions hereof shall be subject and subordinate thereto. Accordingly, as a consequence of that subordination, during any period in which the entire Project is not owned by Landlord, (a) the portion of Operating Expenses and Taxes (each as defined below) for the Common Areas shall be allocated among the owners of the Project as provided in the CC&R’s, and (b) the CC&R’s shall govern the maintenance and insuring of the portions of the Project not owned by Landlord. Tenant shall, promptly upon request of Landlord, sign all documents reasonably required to carry out the foregoing into effect.
ARTICLE 4.
RENT
4.1    Tenant hereby agrees to pay Landlord the Base Rent. For purposes of Rent adjustment under the Lease, the number of months is measured from the first day of the calendar month in which the Commencement Date falls. Each monthly installment (the “Monthly Rent”) shall be payable by check or by money order on or before the first day of each calendar month. In addition to the Base Rent, Tenant also agrees to pay Tenant’s Share of Operating Expenses and Taxes (each as hereinafter defined), and any and all other sums of money as shall become due and payable by Tenant as hereinafter set forth, all of which shall constitute additional rent under this Lease (the “Additional Rent”). Landlord expressly reserves the right to apply any payment received to Base Rent or any other items of Rent that are not paid by Tenant. The Monthly Rent and the Additional Rent are sometimes hereinafter collectively called “Rent” and shall be paid when due in lawful money of the United States without demand, deduction, abatement, or offset to the addresses for the rental payment set forth in the Basic Lease Information, or as Landlord may designate from time to time.
4.2    In the event any Monthly or Additional Rent or other amount payable by Tenant hereunder is not paid within five (5) days after its due date, Tenant shall pay to Landlord a late charge (the “Late Charge”), as Additional Rent, in an amount of five percent (5%) of the amount of such late payment; provided, however, that Tenant shall be entitled to a grace period of five (5) days for the first late payment in a calendar year. Failure to pay any Late Charge shall be deemed a Monetary Default (as hereinafter defined). Provision for the Late Charge shall be in addition to all other rights and remedies available to Landlord hereunder, at law or in equity, and shall not be construed as liquidated damages or limiting Landlord’s remedies in any manner. Failure to charge or collect such Late Charge in connection with any one (1) or more such late payments shall not constitute a waiver of Landlord’s right to charge and collect such Late Charges in connection with any other similar or like late payments.
4.3    Simultaneously with the execution hereof, Tenant shall deliver to Landlord (i) the Rent Payable Upon Execution as payment of Monthly Rent for the fifth (5th) full calendar month of the initial Term (subject to Tenant’s right to receive Abated Base Rent described in Section 4.7 below) and Tenant’s Share of Operating Expenses and Taxes for the first (1st) full calendar month of the initial Term; and (ii) the Letter of Credit, as described in Article 53 below. Any Security Deposit that may be required under this Lease shall be held by Landlord as security for the performance by Tenant of all of the covenants of this Lease to be performed by Tenant and Tenant shall not be entitled to interest thereon. The Security Deposit is not an advance rent deposit, an advance payment of any other kind, or a measure of Landlord’s damages in any case of Tenant’s default. If Tenant fails to perform any of the covenants of this Lease to be performed by Tenant, including without limitation the provisions relating to payment of Rent, the removal of property at the end of the Term, the repair of damage to the Premises caused by Tenant, and the cleaning of the Premises upon termination of the tenancy created hereby, then Landlord shall have the right, but no obligation, to apply the Security Deposit, or so much thereof as may be necessary, for the payment of any Rent or any other sum in default and/or to cure any other such failure by Tenant. If Landlord applies the Security Deposit or any part thereof for payment of such amounts or to cure any such other failure by Tenant, then Tenant shall immediately pay to Landlord the sum necessary to restore the Security Deposit to the full amount then required by this Section 4.3 Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Security Deposit separate and apart from Landlord’s general or other funds and Landlord may commingle the Security Deposit with any of Landlord’s general or other funds. Upon termination of the original Landlord’s or any successor owner’s interest in the Premises or the Building, the original Landlord or such successor owner shall be released from further liability with respect to the Security Deposit upon the original Landlord’s or such successor owner’s complying with California Civil Code Section 1950.7. Subject to the foregoing, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which (a) establish a time frame within which a landlord must refund a security deposit under a lease, and/or (b) provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of

Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by the default of Tenant under this Lease, including without limitation all damages or Rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. If Tenant performs every provision of this Lease to be performed by Tenant, the unused portion of the Security Deposit shall be returned to Tenant or the last assignee of Tenant’s interest under this Lease within thirty (30) days following expiration or termination of the Term of this Lease.
4.4    If the Term commences on a date other than the first day of a calendar month or expires or terminates on a date other than the last day of a calendar month, the Rent for any such partial month shall be prorated to the actual number of days in such partial month.
4.5    All Rents and any other amount payable by Tenant to Landlord hereunder, if not paid when due, shall bear interest from the date due until paid at a rate equal to the prime commercial rate established from time to time by Bank of America, plus four percent (4%) per annum; but not in excess of the maximum legal rate permitted by law. Failure to charge or collect such interest in connection with any one (1) or more delinquent payments shall not constitute a waiver of Landlord’s right to charge and collect such interest in connection with any other or similar or like delinquent payments.
4.6    If Tenant fails to make when due two (2) consecutive payments of Monthly Rent or makes two (2) consecutive payments of Monthly Rent which are returned to Landlord by Tenant’s financial institution for insufficient funds, Landlord may require, by giving written notice to Tenant, that all future payments of Rent shall be made in cashier’s check or by money order. The foregoing is in addition to any other remedy of Landlord hereunder, at law or in equity.
4.7    Notwithstanding anything in this Lease to the contrary, so long as Tenant is not in default under this Lease, Tenant shall be entitled to an abatement of Base Rent with respect to the Premises, as originally described in this Lease, in the amount of $32,442.00 per month for the first four (4) full calendar months of the initial Term. The maximum total amount of Base Rent abated with respect to the Premises in accordance with the foregoing shall equal $129,768.00 (the “Abated Base Rent”). If Tenant defaults under this Lease at any time during the Term and fails to cure such default within any applicable cure period under this Lease, then one (1) month of Abated Base Rent in the amount of $32,442.00 shall immediately become due and payable. Only Base Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant’s pro-rata share of Operating Expenses and Taxes and all other Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

ARTICLE 5.
RENT ADJUSTMENT
5.1    Definitions.
(a)    “Operating Expenses”, as said term is used herein, shall mean all expenses, costs, and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, management, security, repair, restoration, replacement, or maintenance of the Project, or any portion thereof. Operating Expenses shall be computed in accordance with generally accepted real estate practices, consistently applied, and shall include, but not be limited to, the items as listed below:
(i)    Wages, salaries, other compensation and any and all taxes, insurance and benefits of, the Building manager and of all other persons engaged in the operation, maintenance and security of the Project;
(ii)    Payments under any equipment rental agreements or management agreements, including without limitation the cost of any actual or charged management fee and all expenses for the Project management office including rent, office supplies, and materials therefor;
(iii)    Costs of all supplies, equipment, materials, and tools and amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof;
(iv)    All costs incurred in connection with the operation, maintenance, and repair of the Project including without limitation, the following: (A) the cost of operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (B) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (C) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which are reasonably anticipated by Landlord to increase Operating Expenses, and the cost incurred in connection with a transportation system management program or similar program; (D) the cost of landscaping, decorative lighting, and relamping, the cost of maintaining fountains, sculptures, bridges; and (E) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Taxes” as that term is defined below.
(v)    The cost of supplying all utilities, the cost of operating, maintaining, repairing, replacing, renovating and managing the utility systems, mechanical systems, sanitary, storm drainage systems, communication systems and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith.
(vi)    The cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord, including without limitation commercial general liability insurance, physical damage insurance covering damage or other loss caused by fire, earthquake, flood or other water damage, explosion, vandalism and malicious mischief, theft or other casualty, rental interruption insurance and such insurance as may be required by any lessor under any present or future ground or underlying lease of the Building or Project or any holder of a mortgage, deed of trust or other encumbrance now or hereafter in force against the Building or Project or any portion thereof, and any deductibles payable thereunder; including, without limitation, Landlord’s cost of any self insurance deductible or retention;
(vii)    Capital improvements made to or capital assets acquired for the Project, or any portion thereof, after the Commencement Date that (1) are intended to reduce Operating Expenses or (2) are necessary for the health, safety and/or security of the Project, its occupants and visitors and are deemed advisable and the reasonable judgment of Landlord or (3) are required under any and all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Building or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the “ADA”) as the same may be amended from time to time, all Environmental Laws (as hereinafter defined), and any CC&R’s, or any corporation, committee or association formed in connection therewith, or any supplement thereto recorded in any official or public records with respect to the Project or any portion thereof (collectively, “Applicable Laws”), which capital costs, or an allocable portion thereof, shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time;
(viii)    fees, charges and other costs, including management fees (or amounts in lieu thereof), consulting fees, legal fees and accounting fees, of all contractors, engineers, consultants and other persons engaged by Landlord or otherwise incurred by or charged by Landlord in connection with the management, operation, maintenance and repair of the Buildings and the Project (provided that in no event shall the management fees for the Building exceed three percent (3%) of gross receipts for the Building); and

(ix)    payments, fees or charges under the CC&R’s and any easement, license, operating agreement, declaration, restricted covenant, or instrument pertaining to the sharing of costs by the Project, or any portion thereof.
Expressly excluded from Operating Expenses are the following items:
(x)    Advertising and leasing commissions;
(xi)    Repairs and restoration paid for by the proceeds of any insurance policies or amounts otherwise reimbursed to Landlord or paid by any other source (other than by tenants paying their share of Operating Expenses);
(xii)    Principal, interest, and other costs directly related to financing the Project or ground lease rental or depreciation;
(xiii)    The cost of special services to tenants (including Tenant) for which a special charge is made;
(xiv)    The costs of repair of casualty damage or for restoration following condemnation to the extent covered by insurance proceeds or condemnation awards;
(xv)    The costs of any capital expenditures except as expressly permitted to be included in Operating Expenses as provided under clauses (vi), and (vii) above;
(xvi)    The costs, including permit, license and inspection costs and supervision fees, incurred with respect to the installation of tenant improvements within the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space within the Project or promotional or other costs in order to market space to potential tenants;
(xvii)    The legal fees and related expenses and legal costs incurred by Landlord (together with any damages awarded against Landlord) due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project;
(xviii)    Costs incurred: (x) to comply with Applicable Laws with respect to any Hazardous Materials (as defined below) which were in existence in, on, under or about the Project (or any portion thereof) prior to the Commencement Date, and were of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that they then existed in, on, under or about the Project, would have then required the removal, remediation or other action with respect thereto; and/or (y) with respect to Hazardous Materials which are disposed of or otherwise introduced into, on, under or about the Project after the date hereof by Landlord or Landlord’s agents or employees and are of such a nature, at time of disposition or introduction, that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that they then existed in, on, under or about the Project, would have then required the removal, remediation or other action with respect thereto; provided, however, Operating Expenses shall include costs incurred in connection with the clean-up, remediation, monitoring, management and administration of (and defense of claims related to) the presence of (1) Hazardous Materials used by Landlord (provided such use is not negligent and is in compliance with Applicable Laws) in connection with the operation, repair and maintenance of the Project to perform Landlord’s obligations under this Lease (such as, without limitation, fuel oil for generators, cleaning solvents, and lubricants) and which are customarily found or used in Comparable Buildings and (2) Hazardous Materials created, released or placed in the Premises, Building or the Project by Tenant (or Tenant’s affiliates or their tenants, contractors, employees or agents) prior to or after the Commencement Date;
(xix)    The attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project;
(xx)    The expenses in connection with services or other benefits which are not available to Tenant;
(xxi)    The overhead and profit paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the costs of such goods and/or services rendered by qualified, unaffiliated third parties on a competitive basis;
(xxii)    The costs arising from Landlord’s charitable or political contributions;
(xxiii)    The costs (other than ordinary maintenance and insurance) for sculpture, paintings and other objects of art;
(xxiv)    The interest and penalties resulting from Landlord’s failure to pay any items of Operating Expense when due;
(xxv)    The Landlord’s general corporate overhead and general and administrative expenses, costs of entertainment, dining, automobiles or travel for Landlord’s employees, and costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of the operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs of any disputes between Landlord and its employees (if any) not engaged in the operation of the Project, disputes of Landlord with management, or outside fees paid in connection with disputes with other Project tenants or occupants (except to the extent such dispute is based on Landlord’s good faith efforts to benefit Tenant or meet Landlord’s obligations under this Lease);
(xxvi)    The costs arising from the gross negligence or willful misconduct of Landlord;
(xxvii)    The management office rental to the extent such rental exceeds the fair market rental for such space;
(xxviii)     Fines, costs or penalties incurred as a result and to the extent of a violation by Landlord of any Applicable Laws;
(xxix)    The cost of complying with any Applicable Laws in effect (and as interpreted and enforced) on the date of this Lease, provided that if any portion of the Building or Project that was in compliance with all Applicable Laws on the date of this Lease becomes out of compliance due to normal wear and tear, the cost of bringing such portion of the Building or Project into compliance shall be included in Operating Expenses unless otherwise excluded pursuant to the terms hereof;
(xxx)    The cost of operating any commercial concession which is operated by Landlord at the Building;
(xxxi)    The costs of correction of latent defects in the Project to the extent covered by warranties; and
(xxxii)    The costs of Landlord’s membership in professional organizations (such as, by way of example and without limitation, BOMA) in excess of $2,500.00 per year.
(b)    “Taxes” shall mean all ad valorem taxes, personal property taxes, and all other taxes, assessments, embellishments, use and occupancy taxes, transit taxes, water, sewer and pure water charges not included in Section 5.1.(a)(v) above, excises, levies, license fees or taxes, and all other similar charges, levies, penalties, or taxes, if any, which are levied, assessed, or imposed, by any Federal, State, county, or municipal authority, whether by taxing districts or authorities presently in existence or by others subsequently created, upon, or due and payable in connection with, or a lien upon, all or any portion of the Project, or facilities used in connection therewith, and rentals or receipts therefrom and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in its definition of Taxes, and any costs and expenses of contesting the validity of same.
(c)    “Lease Year” shall mean the twelve (12) month period commencing January 1st and ending December 31st.

(d)    “Tenant’s Building Percentage” shall mean Tenant’s percentage of the entire Building as determined by dividing the Rentable Area of the Premises by the total Rentable Area of the Building. If there is a change in the total Building Rentable Area as a result of an addition to the Building, partial destruction, modification or similar cause, which event causes a reduction or increase on a permanent basis, Landlord shall cause adjustments in the computations as shall be necessary to provide for any such changes. Landlord shall, at Landlord’s option, have the right to segregate Operating Expenses into two (2) separate categories, one (1) such category, to be applicable only to Operating Expenses incurred for the Building and the other category applicable to Operating Expenses incurred for the Common Areas and/or the Project as a whole. If Landlord so segregates Operating Expenses into two (2) categories, two (2) Tenant’s Building Percentages shall apply, one (1) such Tenant’s Building Percentage shall be calculated by dividing the Rentable Area of the Premises by the total Rentable Area in the Building (“Tenant’s Building Only Percentage”), and the other Tenant’s Building Percentage to be calculated by dividing the Rentable Area of the Premises by the total Rentable Area of all buildings in the Project (“Tenant’s Common Area Building Percentage”). Consequently, if Landlord elects to so segregate Operating Expenses into two (2) categories, any reference in this Lease to “Tenant’s Building Percentage” shall mean and refer to both Tenant’s Building Only Percentage and Tenant’s Common Area Building Percentage of Operating Expenses.
(e)    “Tenant’s Tax Percentage” shall mean the percentage determined by dividing the Rentable Area of the Premises by the total Rentable Area of all buildings in the Project.
(f)    “Market Area” shall mean the Redwood Shores submarket of Redwood City, California (the “City”).
(g)    “Comparable Buildings” shall mean comparable Class “A” office/R&D use buildings owned by institutions in the Market Area.
5.2    Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share (as hereinafter defined) of the Operating Expenses. “Tenant’s Share” shall be determined by multiplying Operating Expenses for any Lease Year or pro rata portion thereof, by Tenant’s Building Percentage. Landlord shall, in advance of each Lease Year, estimate what Tenant’s Share will be for such Lease Year based, in part, on Landlord’s operating budget for such Lease Year, and Tenant shall pay Tenant’s Share as so estimated each month (the “Monthly Escalation Payments”). The Monthly Escalation Payments shall be due and payable at the same time and in the same manner as the Monthly Rent.
5.3    Landlord shall, within one hundred fifty (150) days after the end of each Lease Year, or as soon thereafter as reasonably possible, provide Tenant with a written statement of the actual Operating Expenses incurred during such Lease Year for the Project and such statement shall set forth Tenant’s Share of such Operating Expenses. Tenant shall pay Landlord, as Additional Rent, the difference between Tenant’s Share of Operating Expenses and the amount of Monthly Escalation Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant’s receipt of said statement (except as provided in Section 5.4 below); similarly, Tenant shall receive a credit if Tenant’s

Share is less than the amount of Monthly Escalation Payments collected by Landlord during said Lease Year, such credit to be applied to future Monthly Escalation Payments to become due hereunder. If utilities, janitorial services or any other components of Operating Expenses increase during any Lease Year, Landlord may revise Monthly Escalation Payments due during such Lease Year by giving Tenant written notice to that effect; and thereafter, Tenant shall pay, in each of the remaining months of such Lease Year, a sum equal to the amount of the revised difference in Operating Expenses multiplied by Tenant’s Building Percentage divided by the number of months remaining in such Lease Year.
5.4    If, within sixty (60) days following Tenant’s receipt of the Operating Expense statement or Taxes statement, neither party hereto delivers to the other party a notice referring in reasonable detail to one (1) or more errors in such statement, it shall be deemed conclusively that the information set forth in such statement(s) is correct. Tenant shall, however, be entitled to conduct or require an audit to be conducted, provided that (a) not more than one (1) such audit may be conducted during any Lease Year of the Term, (b) the records for each Lease Year may be audited only once, (c) such audit is commenced within sixty (60) days following Tenant’s receipt of the applicable statement, and (d) such audit is completed and a copy thereof is delivered to Landlord within one hundred eighty (180) days following Tenant’s receipt of the applicable statement. Notwithstanding the foregoing, in the event Tenant is unable to complete the audit within such one hundred eighty (180) day period due to Landlord’s failure to provide the records reasonably necessary for Tenant to exercise its audit rights under this Section 5.4, such period shall be extended on a day for day basis for each day any delay in completing Tenant’s audit arises directly as a result of Landlord’s failure to provide such records. If Landlord responds to any such audit with an explanation of any issues raised in the audit, such issues shall be deemed resolved unless Tenant responds to Landlord with further written objections within thirty (30) days after receipt of Landlord’s response to the audit. In no event shall payment of Rent ever be contingent upon the performance of such audit. For purposes of any audit, Tenant or Tenant’s duly authorized representative, at Tenant’s sole cost and expense, shall have the right, upon fifteen (15) days’ written notice to Landlord, to inspect Landlord’s books and records pertaining to Operating Expenses and Taxes at the offices of Landlord or Landlord’s managing agent during ordinary business hours, provided that such audit must be conducted so as not to unreasonably interfere with Landlord’s business operations and must be reasonable as to scope and time. If actual Operating Expenses or Taxes are determined to have been overstated or understated by Landlord for any calendar year, then the parties shall within thirty (30) days thereafter make such adjustment payment or refund as is applicable, and if actual Operating Expenses and Taxes are determined to have been overstated by Landlord for any calendar year by in excess of five percent (5%), then Landlord shall pay the reasonable cost of Tenant’s audit, not to exceed $2,500.00.
5.5    If the occupancy of the Building during any part of any Lease Year is less than ninety-five percent (95%), Landlord shall make an appropriate adjustment of the variable components of Operating Expenses for that Lease Year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had the Building been ninety-five percent (95%) occupied. This amount shall be considered to have been the amount of Operating Expenses for that Lease Year. For purposes of this Section 5.5, “variable components” include only those component expenses that are affected by variations in occupancy levels.
5.6    Tenant shall pay to Landlord, as Additional Rent, “Tenant’s Tax Share” (as hereinafter defined) of the Taxes. “Tenant’s Tax Share” shall be determined by multiplying Taxes for any Lease Year or pro rata portion thereof, by Tenant’s Tax Percentage. Landlord shall, in advance of each Lease Year, estimate what Tenant’s Tax Share will be for such Lease Year and Tenant shall pay Tenant’s Tax Share as so estimated each month (the “Monthly Tax Payments”). The Monthly Tax Payments shall be due and payable at the same time and in the same manner as the Monthly Rent.
5.7    Landlord shall, within one hundred fifty (150) days after the end of each Lease Year, or as soon thereafter as reasonably possible, provide Tenant with a written statement of the actual Taxes incurred during such Lease Year for the Project and such statement shall set forth Tenant’s Tax Share of such Taxes. Tenant shall pay Landlord, as Additional Rent, the difference between Tenant’s Tax Share of Taxes and the amount of Monthly Tax Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant’s receipt of said statement; similarly, Tenant shall receive a credit if Tenant’s Tax Share is less than the amount of Monthly Tax Payments collected by Landlord during said Lease Year, such credit to be applied to future Monthly Tax Payments to become due hereunder. If Taxes increase during any Lease Year, Landlord may revise Monthly Tax Payments due during such Lease Year by giving Tenant written notice to that effect; and, thereafter, Tenant shall pay, in each of the remaining months of such Lease Year, a sum equal to the amount of revised difference in Taxes multiplied by Tenant’s Tax Percentage divided by the number of months remaining in such Lease Year.
5.8    If the Taxes for any Lease Year are changed as a result of protest, appeal or other action taken by a taxing authority, the Taxes as so changed shall be deemed the Taxes for such Lease Year. If in any year the Project is less than one hundred percent (100%) occupied, the elements of Taxes which vary depending upon the occupancy of the Project (e.g., Taxes attributable to the build out of leasable floor area), shall be adjusted to reflect such amount as would have been incurred had the Project been at least one hundred percent (100%) occupied during such year. Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Taxes shall be included in Taxes in the Lease Year in which those expenses are paid. Landlord shall have the exclusive right to conduct such contests, protests and appeals of the Taxes as Landlord shall determine is appropriate in Landlord’s sole discretion.
5.9    Tenant’s obligation with respect to Additional Rent and the payment of Tenant’s Share of Operating Expenses and Tenant’s Tax Share of Taxes shall survive the Expiration Date or Termination Date of this Lease.
ARTICLE 6.
SERVICES TO BE PROVIDED BY LANDLORD
6.1    Subject to Articles 5 and 10 herein, and provided Tenant is not in default under this Lease beyond any applicable notice and cure periods, Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described in the Standards for

Utilities and Services, attached hereto as Exhibit G, subject to the conditions and in accordance with the standards set forth herein.
6.2    Landlord shall not be liable for any loss or damage arising or alleged to arise in connection with the failure, stoppage, or interruption of any such services; nor shall the same be construed as an eviction of Tenant, work an abatement of Rent, entitle Tenant to any reduction in Rent, or relieve Tenant from the operation of any covenant or condition herein contained; it being further agreed that Landlord reserves the right to discontinue temporarily such services or any of them at such times as may be necessary by reason of repair or capital improvements performed within the Project, accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, lockouts, riots, acts of God, or any other happening or occurrence beyond the reasonable control of Landlord. In the event of any such failure, stoppage or interruption of services, Landlord shall use reasonable diligence to have the same restored. Neither diminution nor shutting off of light or air or both, nor any other effect on the Project by any structure erected or condition now or hereafter existing on lands adjacent to the Project, shall affect this Lease, abate Rent, or otherwise impose any liability on Landlord. However, notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of seven (7) consecutive business days solely as a result of an interruption, diminishment or termination of any essential services that Landlord is obligated to provide pursuant to the terms of this Lease due to Landlord’s gross negligence or willful misconduct and such interruption, diminishment or termination of services is otherwise reasonably within the control of Landlord to correct (a “Service Failure”), then Tenant, as its sole remedy, shall be entitled to receive an abatement of the Base Rent and Tenant’s pro rata share of Operating Expenses and Taxes payable hereunder during the period beginning on the eighth (8th) consecutive business day of the Service Failure and ending on the day the interrupted service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.
6.3    Landlord shall have the right to reduce heating, cooling, or lighting within the Premises and in the public area in the Building as required by any mandatory fuel or energy-saving program.
6.4    Unless otherwise provided by Landlord, Tenant shall separately arrange with the applicable local public authorities or utilities, as the case may be, for the furnishing of and payment of all telephone and facsimile services as may be required by Tenant in the use of the Premises. Tenant shall directly pay for such telephone and facsimile services as may be required by Tenant in the use of the Premises, including the establishment and connection thereof, at the rates charged for such services by said authority or utility; and the failure of Tenant to obtain or to continue to receive such services for any reason whatsoever shall not relieve Tenant of any of its obligations under this Lease.
6.5    Landlord shall have the exclusive right, but not the obligation, to provide any locksmithing services, and Landlord shall also have the non-exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including without limitation additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee. If Tenant requests the Landlord provide locksmithing services and Landlord declines, then Tenant shall not be obligated to use Landlord’s locksmithing services. Charges for any utilities or service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.
6.6    At all times during the Term Landlord shall have the right to select the utility company or companies that shall provide electric, telecommunication and/or other utility services to the Premises and, subject to all Applicable Requirements, Landlord shall have the right at any time and from time to time during the Term to either (a) contract for services from electric, telecommunication and/or other utility service provider(s) other than the provider with which Landlord has a contract as of the date of this Lease (the “Current Provider”), or (b) continue to contract for services from the Current Provider; provided that Landlord shall not unreasonably withhold its consent to a telecommunications provider selected by Tenant if the telecommunication services affect only the Premises, any agreement between Tenant and such telecommunications provider is terminable at will (and which agreement Tenant hereby agrees to terminate if reasonably requested by Landlord). Landlord shall have no obligations to such telecommunications provider or any other party either in connection with Tenant’s agreement with such telecommunications provider or otherwise. The cost of such utility services and any energy management and procurements services in connection therewith shall be Operating Expenses.
ARTICLE 7.
REPAIRS AND MAINTENANCE BY LANDLORD
7.1    Landlord shall provide for the cleaning and maintenance of the public portions of the Project in keeping with the ordinary standard for Comparable Buildings as part of Operating Expenses. Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term, except such repairs as may be required to the exterior walls, corridors, windows, roof, integrated Building utility and mechanical systems and other Base Building (as defined below) elements and other structural elements and equipment of the Project, and subject to Section 12.4, below, such additional maintenance as may be necessary because of the damage caused by persons other than Tenant, its agents, employees, licensees, or invitees. As used in this Lease, the “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.
7.2    Landlord or Landlord’s officers, agents, and representatives (subject to any security regulations imposed by any governmental authority) shall have the right to enter all parts of the Premises at all reasonable hours upon reasonable prior notice to Tenant (other than in an emergency) to inspect, clean, make repairs, alterations, and additions to the Project or the Premises which it may deem necessary or desirable, to make repairs to adjoining spaces, to cure any defaults of Tenant hereunder that Landlord elects to cure pursuant to Section 21.5, below, to show the Premises to prospective tenants (during the final nine (9) months of the Term or at any time after the occurrence of an Event of Default that remains uncured), mortgagees or purchasers of the Building, or to provide any service which it is obligated or elects to furnish to Tenant; and

Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof. Landlord shall have the right to enter the Premises at any time and by any means in the case of an emergency.
7.3    Except as otherwise expressly provided in this Lease, Tenant hereby waives all rights it would otherwise have under California Civil Code Sections 1932(1) and 1942(a) or any successor statutes to deduct repair costs from Rent and/or terminate this Lease as the result of any failure by Landlord to maintain or repair.
ARTICLE 8.
REPAIRS AND CARE OF PROJECT BY TENANT
8.1    If the Building, the Project, or any portion thereof, including but not limited to, the elevators, boilers, engines, pipes, and other apparatus, or members of elements of the Building (or any of them) used for the purpose of climate control of the Building or operating of the elevators, or of the water pipes, drainage pipes, electric lighting, or other equipment of the Building or the roof or outside walls of the Building and also the Premises improvements, including but not limited to, the carpet, wall coverings, doors, and woodwork, become damaged or are destroyed through the negligence, carelessness, or misuse of Tenant, its servants, agents, employees, or anyone permitted by Tenant to be in the Building, or through it or them, then the reasonable cost of the necessary repairs, replacements, or alterations shall be borne by Tenant who shall pay the same to Landlord as Additional Rent within ten (10) days after demand, subject to Section 12.4 below. Landlord shall have the exclusive right, but not the obligation, to make any repairs necessitated by such damage.
8.2    Subject to Section 12.4 below, Tenant agrees, at its sole cost and expense, to repair or replace any damage or injury done to the Project, or any part thereof, caused by Tenant, Tenant’s agents, employees, licensees, or invitees which Landlord elects not to repair. Tenant shall not injure the Project or the Premises and shall maintain the elements of the Premises not to be maintained by Landlord pursuant to this Lease in a clean, attractive condition and in good repair. If Tenant fails to keep such elements of the Premises in such good order, condition, and repair as required hereunder to the satisfaction of Landlord, and Tenant fails to commence, and thereafter diligently proceed to cure such failure within five (5) business days following Landlord’s delivery to Tenant of written notice of the same, Landlord may restore the Premises to such good order and condition and make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s property or business by reason thereof, and within ten (10) days after completion thereof, Tenant shall pay to Landlord, as Additional Rent, upon demand, the cost of restoring the Premises to such good order and condition and of the making of such repairs, plus an additional charge of ten percent (10%) thereof. Tenant shall leave the Premises at the end of each business day in a reasonably tidy condition for the purpose of allowing the performance of Landlord’s cleaning services. Upon the Expiration Date or the Termination Date, but subject to the terms of Section 15.2 hereof, Tenant shall surrender and deliver up the Premises to. Landlord in the same condition in which it existed at the Commencement Date, excepting only ordinary wear and tear and damage arising from any cause not required to be repaired by Tenant. Upon the Expiration Date or the Termination Date, Landlord shall have the right to re-enter and take possession of the Premises.

8.3    Tenant shall provide its own janitorial and cleaning services to the Premises at Tenant’s sole cost and expense. Landlord is not obligated to provide any janitorial or cleaning services to the Premises.
ARTICLE 9.
TENANT’S EQUIPMENT AND INSTALLATIONS
9.1    If heat-generating machines or equipment, including telephone equipment, cause the temperature in the Premises, or any part thereof, to exceed the temperatures the Building’s air conditioning system would be able to maintain in such Premises were it not for such heat-generating equipment, then if Tenant fails to promptly remedy the problem within ten (10) days after delivery to Tenant of written notice of the same, Landlord reserves the right to install supplementary air conditioning units in the Premises, and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, including water, shall be paid by Tenant to Landlord within ten (10) days after demand by Landlord.
9.2    Except for desktop computers, personal computers, servers, 3-D printers, soldering tools, curing ovens and typical office, research and development, light manufacturing and clean room equipment consistent with the permitted use described in Section 3.1 above, Tenant shall not install within the Premises any fixtures, equipment, facilities, or other improvements without the specific written consent of Landlord, subject to Article 14, below. Tenant shall not, without the specific written consent of Landlord (which consent shall not be unreasonably withheld, conditioned, or delayed), install or maintain any apparatus or device within the Premises which shall increase the usage of electrical power or water for the Premises to an amount greater than would be normally required for general office use for space of comparable size in the Market Area; and if any such apparatus or device is so installed, Tenant agrees to furnish Landlord a written agreement to pay for any additional costs of utilities as the result of said installation.
ARTICLE 10.
FORCE MAJEURE
10.1    It is understood and agreed that with respect to any service or other obligation to be furnished or obligations to be performed by either party, in no event shall either party be liable for failure to furnish or perform the same when prevented from doing so by strike, lockout, breakdown, accident, supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish such service or meet such obligation; or because of war or other emergency; or for any cause beyond the reasonable control with the party obligated for such performance; or for any cause due to any act or omission of the other party or its agents, employees, licensees, invitees, or any persons claiming by, through, or under the other party; or because of the failure of any public utility to furnish services; or because of order or regulation of any federal, state, county or municipal authority (collectively, “Force Majeure Events”). Nothing in this Section 10.1 shall limit or otherwise modify or waive Tenant’s obligation to pay Base Rent and Additional Rent as and when due pursuant to the terms of this Lease.

ARTICLE 11.
CONSTRUCTION, MECHANICS’ AND MATERIALMAN’S LIENS
11.1    Tenant shall not suffer or permit any construction, mechanics’ or materialman’s lien to be filed against the Premises or any portion of the Project by reason of work, labor services, or materials supplied or claimed to have been supplied to Tenant. Nothing herein contained shall be deemed or construed in any way as constituting the consent or request of Landlord, expressed or implied, by inference or otherwise, for any contractor, subcontractor, laborer, or materialman to perform any labor or to furnish any materials or to make any specific improvement, alteration, or repair of or to the Premises or any portion of the Project; nor of giving Tenant any right, power, or authority to contract for, or permit the rendering of, any services or the furnishing of any materials that could give rise to the filing of any construction, mechanics’ or materialman’s lien against the Premises or any portion of the Project.
11.2    If any such construction, mechanics’ or materialman’s lien shall at any time be filed against the Premises or any portion of the Project as the result of any act or omission of Tenant, Tenant covenants that it shall, within twenty (20) days after Tenant has notice of the claim for lien, procure the discharge thereof by payment or by giving security or in such other manner as is or may be required or permitted by law or which shall otherwise satisfy Landlord. If Tenant fails to take such action, Landlord, in addition to any other right or remedy it may have, may take such action as may be reasonably necessary to protect its interests. Any amounts paid by Landlord in connection with such action, all other expenses of Landlord incurred in connection therewith, including reasonable attorneys’ fees, court costs, and other necessary disbursements shall be repaid by Tenant to Landlord within ten (10) days after demand.
ARTICLE 12.
INSURANCE
12.1    Landlord shall maintain, as a part of Operating Expenses, special causes of loss form insurance on the Project in an amount equal to the full replacement cost of the Project, subject to such deductibles as Landlord may determine. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, any of Tenant’s furniture, equipment, machinery, goods, supplies, improvements or alterations upon the Premises. Such insurance shall be maintained with an insurance company selected, and in amounts desired, by Landlord or Landlord’s mortgagee, and payment for losses thereunder shall be made solely to Landlord subject to the rights of the holder of any mortgage or deed of trust which may now or hereafter encumber the Project. Additionally Landlord may maintain such additional insurance, including, without limitation, earthquake insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. The cost of all such additional insurance shall also be part of the Operating Expenses. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties or by Landlord or any affiliate of Landlord’s program of self-insurance, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Project.

12.2    Tenant, at its own expense, shall maintain with insurers authorized to do business in the State of California and which are rated A- and have a financial size category of at least VIII in the most recent Best’s Key Rating Guide, or any successor thereto (or if there is none, an organization having a national reputation), (a) commercial general liability insurance with the following minimum limits: General Aggregate $2,000,000.00; Products/Completed Operations Aggregate $2,000,000.00; Each Occurrence $1,000,000.00; Personal and Advertising Injury $1,000,000.00; Medical Payments $5,000.00 per person, (b) Umbrella/Excess Liability on a following form basis with the following minimum limits: General Aggregate $1,000,000.00; Each Occurrence $1,000,000.00; (c) Workers’ Compensation with statutory limits; (d) Employer’s Liability insurance with the following limits: Bodily injury by disease per person $500,000.00; Bodily injury by accident policy limit $500,000.00; Bodily injury by disease policy limit $1,000,000.00; (e) property insurance on special causes of loss insurance form covering any and all personal property of Tenant including but not limited to alterations, improvements (inclusive of the initial improvements (if any) constructed pursuant to Exhibit C), betterments, furniture, fixtures and equipment in an amount not less than their full replacement cost, with a deductible not to exceed $25,000.00; and (f) if applicable, business auto liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles. At all times during the Term, such insurance shall be maintained, and Tenant shall cause a current and valid certificate of such policies to be deposited with Landlord. If Tenant fails to have a current and valid certificate of such policies on deposit with Landlord at all times during the Term and such failure is not cured within three (3) business days following Tenant’s receipt of notice thereof from Landlord, Landlord shall have the right, but not the obligation, to obtain such an insurance policy, and Tenant shall be obligated to pay Landlord the amount of the premiums applicable to such insurance within ten (10) days after Tenant’s receipt of Landlord’s request for payment thereof. Said policy of liability insurance shall name Landlord and Landlord’s managing agent as additional insureds and Tenant as the insured. Tenant shall provide to Landlord no less than thirty (30) days’ prior written notice of any material adverse change or cancellation in the insurance coverages required to be carried by Tenant hereunder (except in the event of cancellation due to non-payment of premium, in which event ten (10) days prior written notice shall apply).
12.3    Tenant shall adjust annually the amount of coverage established in Section 12.2 hereof to such amount as in Landlord’s reasonable opinion, adequately protects Landlord’s interest; provided the same is consistent with the amount of coverage customarily required of comparable tenants in Comparable Buildings.
12.4    Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any loss or damage to or at the Premises or the Project or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which would be insured against under the terms of (i) fire and extended coverage insurance or (ii) the liability insurance referred to in Section 12.2, to the extent of such insurance, regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees. Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties with respect thereto. This waiver shall be ineffective against any insurer of Landlord or Tenant to the extent that such waiver is prohibited by the laws and insurance regulations of the State of California. The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a subrogation clause, substantially as follows: “This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to the property described therein,” and shall provide that such party’s insurer waives any right of recovery against the other party in connection with any such loss or damage.
12.5    In the event Tenant’s occupancy or conduct of business in or on the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Building, Tenant shall pay any such increase in premiums as Rent within ten (10) days after bills for such additional premiums shall be rendered by Landlord. In determining whether increased premiums are a result of Tenant’s use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Premises.
ARTICLE 13.
QUIET ENJOYMENT
13.1    Provided Tenant is not in default under this Lease after the expiration of any period for cure in the performance of all its obligations under this Lease, including, but not limited to, the payment of Rent and all other sums due hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance by Landlord, subject to the provisions and conditions set forth in this Lease.
ARTICLE 14.
ALTERATIONS
14.1    Tenant agrees that it shall not make or allow to be made any alterations, physical additions, or improvements in or to the Premises without first obtaining the written consent of Landlord in each instance. As used herein, the term “Minor Alteration” refers to an alteration that (a) does not affect the outside appearance of the Building and is not visible from the Common Areas, (b) is non-structural and does not impair the strength or structural integrity of the Building, and (c) does not affect the mechanical, electrical, HVAC or other systems of the Building. Landlord agrees not to unreasonably withhold, condition or delay its consent to any Minor Alteration. Landlord’s consent to any other alteration may be conditioned, given, or withheld in Landlord’s commercially reasonable discretion. Notwithstanding the foregoing, Landlord consents to any repainting, recarpeting, or other purely cosmetic changes or upgrades to the Premises, so long as (i) the aggregate cost of such work is less than $10,000.00 in any twelve-month period, (ii) such work constitutes a Minor Alteration (iii) no building permit is required in connection therewith, and (iv) such work conforms to the then existing Building standards. At the time of said request, Tenant shall submit to Landlord plans and specifications of the proposed alterations, additions, or improvements; and Landlord shall have a period of not less than fifteen (15) business days therefrom in which to review and approve or disapprove said plans; provided that if Landlord determines in good faith that Landlord requires a third party to assist in reviewing such plans and specifications, Landlord shall instead have a period of not less than forty-five (45) days in which to review and approve or disapprove said plans. Tenant shall pay to Landlord upon demand the reasonable cost and expense of Landlord in (A) reviewing said plans and specifications, and (B) inspecting the alterations, additions, or improvements to determine whether the same are being performed in accordance with the approved plans and specifications and all laws and requirements of public authorities, including, without limitation, the fees of any architect or engineer employed by Landlord for such purpose. In any instance where Landlord grants such consent, and permits Tenant to use its own contractors, laborers, materialmen, and others furnishing labor or materials for Tenant’s construction (collectively, “Tenant’s Contractors”), Landlord’s consent shall be deemed conditioned upon each of Tenant’s Contractors (1) working in harmony and not interfering with any laborer utilized by Landlord, Landlord’s contractors, laborers, or materialmen; and (2) furnishing Landlord with evidence of acceptable liability insurance, worker’s compensation coverage and if required by Landlord, completion bonding, and if at any time such entry by one or more persons furnishing labor or materials for Tenant’s work shall cause such disharmony or interference, the consent granted by Landlord to Tenant may be withdrawn immediately upon written notice from Landlord to Tenant. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of alterations, additions, or improvements and for final approval thereof upon completion, and shall cause any alterations, additions, or improvements to be performed in compliance therewith and with all applicable laws and requirements of public authorities and with all applicable requirements of insurance bodies. All alterations, additions, or improvements shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to be better than (a) the original installations of the Building, or (b) the then standards for the Comparable Building. Upon the completion of work and upon request by Landlord, Tenant shall provide Landlord copies of all waivers or releases of lien from each of Tenant’s Contractors. Tenant shall not be entitled to any reimbursement or compensation resulting from its payment of the cost of constructing all or any portion of said improvements or modifications thereto unless otherwise expressly agreed by Landlord in writing. Tenant agrees specifically that no food, soft drink, or other vending machine shall be installed within the Premises, without the prior written consent of Landlord.
14.2    Landlord’s approval of Tenant’s plans for work shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act. Landlord may, at its option, at Tenant’s expense, require that Landlord’s normally retained contractors be engaged for any work upon the integrated Building mechanical, structural, or electrical systems or for any work that is visible from the exterior of the Building.
14.3    At least five (5) days prior to the commencement of any work permitted to be done by persons requested by Tenant on the Premises, Tenant shall notify Landlord of the proposed work and the names and addresses of Tenant’s Contractors. During any such work on the Premises, Landlord, or its representatives, shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices of non-responsibility or to take any further action which Landlord may deem to be proper for the protection of Landlord’s interest in the Premises.
ARTICLE 15.
FURNITURE, FIXTURES, AND PERSONAL PROPERTY
15.1    Tenant, at its sole cost and expense, may remove its trade fixtures, office supplies and moveable office furniture and equipment not attached to the Project or Premises provided:
(a)    Such removal is made prior to the Expiration Date or the Termination Date;
(b)    No Event of Default exists under this Lease at the time of such removal; and
(c)    Tenant promptly repairs all damage caused by such removal.
15.2    If Tenant does not remove its trade fixtures, office supplies, and moveable furniture and equipment as herein above provided prior to the Expiration Date or the Termination Date (unless prior arrangements have been made with Landlord and Landlord has agreed in writing to permit Tenant to leave such items in the Premises for an agreed period), then, in addition to its other remedies, at law or in equity, Landlord shall have the right to have such items removed and stored at Tenant’s sole cost and expense and all damage to the Project or the Premises resulting from said removal shall be repaired at the cost of Tenant; Landlord may elect that such items automatically become the property of Landlord upon the Expiration Date or the Termination Date, and Tenant shall not have any further rights with respect thereto or reimbursement therefor subject to the provisions of applicable law. All other property in the Premises, any alterations, or additions to the Premises (including wall-to-wall carpeting, paneling, wall covering, specially constructed or built-in cabinetry or bookcases), and any other article attached or affixed to the floor, wall, or ceiling of the Premises shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the Expiration or Termination Date regardless of who paid therefor; and Tenant hereby waives all rights to any payment or compensation therefor. No alterations, modifications, or additions to the Project or the Premises shall be removed by Tenant either during the Term or upon the Expiration Date or the Termination Date without the express written approval or request of Landlord. If, however, but subject to the terms of this Section 15.2, Landlord so requests, in writing, Tenant shall remove, prior to the Expiration Date or the Termination Date, any and all alterations or additions installed in the Premises by or on behalf of Tenant, including any portion of the Landlord Work, and shall repair any damage caused by such removal. If Tenant fails to remove such alterations or additions in accordance with the foregoing, then, in addition to its other remedies, at law or in equity, Landlord shall have the right to have such alterations and additional removed and stored at Tenant’s sole cost and expense and all damage to the Project or the Premises resulting from said removal shall be repaired at the cost of Tenant.

Notwithstanding the foregoing, Tenant shall not be required to remove prior to the Expiration Date or the Termination Date any portion of the Landlord Work comprising any usual office improvements for a general, standard office use (excluding cable) such as Building standard gypsum board, partitions, ceiling grids and tiles, fluorescent lighting panels, Building standard doors and non-glued down carpeting. In addition, if any alterations performed by Tenant do not use materials that conform to the building standards used by Landlord at the time of the particular alteration or if Tenant requests any initial improvements to the Premises pursuant to Exhibit C, if any, that use materials that do not conform to the building standards used by Landlord at the time of that work, Tenant shall at Tenant’s sole cost and expense, no later than the expiration of the Term (or no later than fifteen (15) days after the earlier termination of the Term) cause the improvements in the Premises to be restored to conform to Landlord’s building standard at Tenant’s sole cost and expense. Notwithstanding anything to the contrary contained herein, so long as Tenant’s written request for consent for a proposed alteration, improvement or addition substantially contains the following language “PURSUANT TO SECTION 15.2 OF THE LEASE, IF LANDLORD CONSENTS TO THE SUBJECT ALTERATION, IMPROVEMENT OR ADDITION, LANDLORD SHALL NOTIFY TENANT IN WRITING (1) WHETHER OR NOT LANDLORD WILL REQUIRE SUCH ALTERATION, IMPROVEMENT OR ADDITION TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE AND, (2) IF SUCH REMOVAL IS REQUIRED, WHETHER OR NOT TENANT SHALL BE REQUIRED TO DEPOSIT WITH LANDLORD THE AMOUNT REASONABLY ESTIMATED BY LANDLORD AS SUFFICIENT TO COVER THE COST OF REMOVING SUCH ALTERATIONS, IMPROVEMENTS OR ADDITIONS AND RESTORING THE PREMISES AND, IF SO, SUCH ESTIMATED AMOUNT.”, at the time Landlord gives its consent for any alterations, improvements or additions, if it so does, Tenant shall also be notified whether or not Landlord will require that such alterations, improvements or additions be removed upon the expiration or earlier termination of this Lease. If Tenant’s written notice strictly complies with the foregoing and if Landlord fails to notify Tenant within twenty (20) days of Landlord’s receipt of such notice whether (1) Landlord consents to the proposed alteration or improvement and (2) Tenant shall be required to remove the subject alterations or improvements at the expiration or earlier termination of this Lease, Tenant may, within fifteen (15) days following the expiration of the twenty (20) day period described above, provide to Landlord a second written notice (the “Second Notice”) in compliance with the foregoing requirements but also substantially containing the following language: “THIS IS TENANT’S SECOND NOTICE TO LANDLORD. LANDLORD FAILED TO RESPOND TO TENANT’S FIRST NOTICE IN ACCORDANCE WITH THE TERMS OF SECTION 15.2 OF THE LEASE. IF LANDLORD FAILS TO RESPOND TO THIS NOTICE IN FIVE (5) BUSINESS DAYS WITH RESPECT TO TENANT’S OBLIGATION TO REMOVE THE SUBJECT ALTERATION AND THE ESTIMATED REMOVAL COST IS LESS THAN $20,000.00, TENANT SHALL HAVE NO OBLIGATION TO REMOVE THE SUBJECT ALTERATION AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE”. If (a) Tenant’s second written notice strictly complies with the terms of this Section 15.2, (b) Landlord fails to notify Tenant within five (5) business days of Landlord’s receipt of such second written notice, and (c) the estimated removal costs associated with the subject alterations or improvements is less than $20,000.00, it shall be assumed that Landlord shall not require the removal of the subject alterations or improvements at the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained herein, upon the expiration or earlier termination of this Lease, Tenant shall restore the “clean room” created as part of the Landlord’s Work to office space reasonably acceptable to Landlord and otherwise in accordance with Tenant’s surrender and restoration obligations under this Lease.
15.3    All the furnishings, fixtures, equipment, effects, and property of every kind, nature, and description of Tenant and of all persons claiming by, through, or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Project shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water, or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord unless due to the gross negligence or willful misconduct of Landlord or its employees, agents or contractors.
ARTICLE 16.
PERSONAL PROPERTY AND OTHER TAXES
16.1    During the Term hereof, Tenant shall pay, prior to delinquency, all business and other taxes, charges, notes, duties, and assessments levied, and rates or fees imposed, charged, or assessed against or in respect of Tenant’s occupancy of the Premises or in respect of the personal property, trade fixtures, furnishings, equipment, and all other personal and other property of Tenant contained in the Project (including without limitation taxes and assessments attributable to the cost or value of any leasehold improvements made in or to the Premises by or for Tenant (to the extent that the assessed value of those leasehold improvements exceeds the assessed value of standard office improvements in other space in the Project regardless of whether title to those improvements is vested in Tenant or Landlord)), and shall hold Landlord harmless from and against all payment of such taxes, charges, notes, duties, assessments, rates, and fees, and against all loss, costs, charges, notes, duties, assessments, rates, and fees, and any and all such taxes. Tenant shall cause said fixtures, furnishings, equipment, and other personal property to be assessed and billed separately from the real and personal property of Landlord. In the event any or all of Tenant’s fixtures, furnishings, equipment, and other personal property shall be assessed and taxed with Landlord’s real property, Tenant shall pay to Landlord Tenant’s share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.
16.2    The demised property herein may be subject to a special assessment levied by the City of Redwood as part of an Improvement District. As a part of said special assessment proceedings (if any), additional bonds were or may be sold and assessments were or may be levied to provide for construction contingencies and reserve funds. Interest shall be earned on such funds created for contingencies and on reserve funds which will be credited for the benefit of said assessment district. To the extent surpluses are created in said district through unused contingency funds, interest earnings or reserve funds, such surpluses shall be deemed the property of Landlord. Notwithstanding that such surpluses may be credited on assessments otherwise due against the Premises, Tenant shall pay to Landlord, as Additional Rent if, and at the time of any such credit of surpluses, an amount equal to all such surpluses so credited. For example: if (i) the property is subject to an annual assessment of $1,000.00, and (ii) a surplus of $200.00 is credited towards the current year’s assessment which reduces the assessment amount shown on the property tax bill from $1,000.00 to $800.00, Tenant shall, upon receipt of notice from Landlord, pay to Landlord said $200.00 credit as Additional Rent.
ARTICLE 17.
ASSIGNMENT AND SUBLETTING
17.1    Subject to the terms of Section 17.8 below, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld (except that Landlord shall in no event be obligated to consent to an encumbrance of this Lease or any transfer by operation of law): (a) assign, convey, mortgage or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law; or (b) permit the use of the Premises or any part thereof by any person other than Tenant and its employees. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall, at Landlord’s option, be void and of no effect. Landlord’s consent to any Transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future Transfer. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the remaining obligations of Tenant hereunder; provided that the acceptance of any assignment of this Lease by the applicable assignee shall automatically constitute the assumption by such assignee of all of the remaining obligations of Tenant that accrue following such assignment. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not work a merger and shall, at the option of Landlord, terminate all or any existing sublease or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in any or all such subleases.
17.2    Subject to the terms of Section 17.8 below, for purposes of this Lease, the term “Transfer” shall also include (i) if a Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, members or managers thereof, or transfer of twenty-five percent (25%) or more of partnership or membership interests therein within a twelve (12) month period, or the dissolution of the partnership or the limited liability company without immediate reconstitution thereof, and (ii) if Tenant is a corporation whose stock is not publicly held and not traded through an exchange or over the counter or any other form of entity, (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares or other interests of or in Tenant (other than to immediate family members by reason of gift or death), within a twelve (12) month period, or (B) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.
17.3    If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty (30) business days prior to the proposed effective date of the Transfer, a written notice (the “Transfer Notice”) which includes (a) the name of the proposed sublessee or assignee, (b) the nature of the proposed sublessee’s or assignee’s business, (c) the terms and provisions of the proposed sublease or assignment, and (d) current financial statements and information on the proposed sublessee or assignee. Upon receipt of the Transfer Notice, Landlord may request additional information concerning the Transfer or the proposed sublessee or assignee (the “Additional Information”). Subject to Landlord’s rights under Section 17.6, Landlord shall not unreasonably withhold its consent to any assignment or sublease (excluding an encumbrance or transfer by operation of law), which consent or lack thereof shall be provided within thirty (30) business days of receipt of Tenant’s Transfer Notice; provided, however, Tenant hereby agrees that it shall be a reasonable basis for Landlord to withhold its consent if Landlord has not received the Additional Information requested by Landlord. Without limiting any other reasonable basis for Landlord to withhold its consent to the proposed Transfer, Landlord and Tenant agree that for purposes of this Lease and any Applicable Law, Landlord shall not be deemed to have unreasonably withheld its consent if, in the judgment of Landlord: (i) the transferee is of a character or engaged in a business which is not in keeping with the standards or criteria used by Landlord in leasing the Project, or the general character or quality of the Project; (ii) the financial condition of the transferee is such that it may not be able to perform its obligations in connection with this Lease (or otherwise does not satisfy Landlord’s standards for financial standing with respect to tenants under direct leases of comparable economic scope); (iii) the transferee, or any person or entity which directly or indirectly controls, is controlled by, or is under common control with, the transferee, is a tenant of or negotiating for space in the Project occupies space in the Project or has negotiated with Landlord within the preceding one hundred eighty (180) days (or is currently negotiating with Landlord) to lease space in the Project (unless Landlord does not have space available for lease in the Project that is comparable to the space Tenant desires to sublet or assign. Landlord shall be deemed to have comparable space if it has, or will have, space available on any floor of the Project that is approximately the same size as the space Tenant desires to sublet or assign within four (4) months, in the aggregate, of the proposed commencement of the proposed sublease or assignment, and for a comparable term); (iv) the transferee has the power of eminent domain, is a governmental agency or an agency or subdivision of a foreign government; (v) an Event of Default by Tenant has occurred and is uncured at the time Tenant delivers the Transfer Notice to Landlord; (vi) in the judgment of Landlord, such a Transfer would violate any term, condition, covenant, or agreement of Landlord involving the Project or any other tenant’s lease within it or would give an occupant of the Project a right to cancel or modify its lease; (vii) in Landlord’s judgment, the use of the Premises by the proposed transferee would not be comparable to the types of office use by other tenants in the Project, would entail any alterations which would lessen the value of the tenant improvements in the Premises, would result in more than a reasonable density of occupants per square foot of the Premises, would increase the burden on elevators or other Building systems or equipment over the burden thereon prior to the proposed Transfer, would require increased services by Landlord or would require any alterations to the Project to comply with applicable laws; (viii) the transferee intends to use the space for purposes which are not permitted under this Lease; (ix) the terms of the proposed Transfer would allow the transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the transferee to occupy space leased by Tenant pursuant to any such right); (x) the proposed Transfer would result in more than three subleases per each full floor of the Premises being in effect at any one time during the Term; (xi) any ground lessor or mortgagee whose consent to such Transfer is required fails to consent thereto. Tenant hereby waives any right to terminate the Lease and/or recover damages as remedies for Landlord wrongfully withholding its consent to any Transfer and agrees that Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligation to consent to such Transfer. Tenant shall use commercially reasonable efforts to maximize rent charged by Tenant to any transferee during the term of such Transfer.
17.4    Landlord and Tenant agree that, in the event of any approved assignment or subletting, the rights of any such assignee or sublessee of Tenant herein shall be subject to all of the terms, conditions, and provisions of this Lease, including, without limitation, restriction on use, assignment, and subletting and the covenant to pay Rent. Landlord may collect the rent owing by the assignee or sublessee directly from such assignee or sublessee and apply the amount so collected to the Rent herein reserved. No such consent to or recognition of any such assignment or subletting shall constitute a release of Tenant or any guarantor of Tenant’s performance hereunder from further performance by Tenant or such guarantor of covenants undertaken to be performed by Tenant herein. Tenant and any such guarantor shall remain liable and responsible for all Rent and other obligations herein imposed upon Tenant, and Landlord may condition its consent to any Transfer upon the receipt of a written reaffirmation from each such guarantor in a form acceptable to Landlord (which shall not be construed to imply that the occurrence of a Transfer without such a reaffirmation would operate to release any guarantor). Consent by Landlord to a particular assignment, sublease, or other transaction shall not be deemed a consent to any other or subsequent transaction. In any case where Tenant desires to assign, sublease or enter into any related or similar transaction, whether or not Landlord consents to such assignment, sublease, or other transaction, Tenant shall pay any reasonable attorneys’ fees incurred by Landlord in connection with such assignment, sublease or other transaction, including, without limitation, fees incurred in reviewing documents relating to, or evidencing, said assignment, sublease, or other transaction. Notwithstanding the foregoing, provided that neither the Tenant nor the proposed sublessee, assignee, licensee, or other transferee requests any changes to this Lease or Landlord’s standard form of consent (other than minor and immaterial changes) in connection with the proposed assignment, sublease or other transaction, the attorneys’ fees payable by Tenant pursuant to this Section 17.4 shall not exceed $1,500.00 for such proposed assignment, sublease or other transaction. All documents utilized by Tenant to evidence any subletting or assignment for which Landlord’s consent has been requested and is required hereunder, shall be subject to prior approval (not to be unreasonably withheld, conditioned or delayed) by Landlord or its attorney.
17.5    Tenant shall be bound and obligated to pay Landlord a portion of any sums or economic consideration payable to Tenant by any sublessee, assignee, licensee, or other transferee, within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee, or other transferee, as the case might be, as follows:
(a)    Except in connection with a transfer permitted under Section 17.8 below, in the case of an assignment, fifty percent (50%) of any sums or other economic consideration received by Tenant as a result of such assignment shall be paid to Landlord after first deducting the unamortized cost of reasonable leasehold improvements paid for by Tenant in connection with such assignment and reasonable cost of any legal fees and real estate commissions incurred by Tenant in connection with such assignment.
(b)    In the case of a subletting, fifty percent (50%) of any sums or economic consideration received by Tenant as a result of such subletting shall be paid to Landlord after first deducting (i) the Rent due hereunder prorated to reflect only Rent allocable to the sublet portion of the Premises, (ii) the reasonable cost of tenant improvements made to the sublet portion of the Premises by Tenant for the specific benefit of the sublessee, which shall be amortized over the term of the sublease, and (iii) the reasonable cost of any legal fees and real estate commissions incurred by Tenant in connection with such subletting, which shall be amortized over the term of the sublease.
(c)    Tenant shall provide Landlord with a detailed statement setting forth any sums or economic consideration Tenant either has or will derive from such Transfer, the deductions permitted under (a) and (b) of this Section 17.5, and the calculation of the amounts due Landlord under this Section 17.5. In addition, Landlord or its representative shall have the right at all reasonable times to audit the books and records of Tenant with respect to the calculation of the Transfer profits. If such inspection reveals that the amount paid to Landlord was incorrect, then within ten (10) days of Tenant’s receipt of the results of such audit, Tenant shall pay Landlord the deficiency and, in the event any sums or economic consideration is understated by more than five percent (5%), Tenant shall pay the cost of Landlord’s audit.
(d)    If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. or any successor or substitute therefor (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord, and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any such monies or other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord. Any person or entity to whom this Lease is so assigned shall be deemed, without further act or deed, to have assumed all of the remaining obligations arising under this Lease as of the date of such assignment. Any such assignee shall, upon demand therefor, execute and deliver to Landlord an instrument confirming such assumption.
17.6    Landlord shall have the following option with respect to any assignment or subletting proposed by Tenant:
(a)    Except in connection with a transfer permitted under Section 17.8 below and notwithstanding any other provision of this Article, Landlord has the option, by written notice to Tenant (the “Recapture Notice”) within fifteen (15) business days after receiving any Transfer Notice to recapture the Space covered by the proposed sublease or the entire Premises in the case of an assignment (the “Subject Space”) by terminating this Lease for the Subject Space or taking an assignment or a sublease of the Subject Space from Tenant. A timely Recapture Notice terminates this Lease or creates an assignment or a sublease for the Subject Space for the same term as the proposed Transfer, effective as of the date specified in the

Transfer Notice. After such termination, Landlord may (but shall not be obligated to) enter into a lease with the party to the sublease or assignment proposed by Tenant.
(b)    To determine the new Base Rent under this Lease in the event Landlord recaptures the Subject Space without terminating this Lease, the original Base Rent under the Lease shall be multiplied by a fraction, the numerator of which is the rentable square feet of the Premises retained by Tenant after Landlord’s recapture and the denominator of which is the total rentable square feet in the Premises before Landlord’s recapture. The Additional Rent, to the extent that it is calculated on the basis of the rentable square feet within the Premises, shall be reduced to reflect Tenant’s proportionate share based on the rentable square feet of the Premises retained by Tenant after Landlord’s recapture. This Lease as so amended shall continue thereafter in full force and affect. Either party may require a written confirmation of the amendments to this Lease necessitated by Landlord’s recapture of the Subject Space. If Landlord recaptures the Subject Space, Landlord shall, at Landlord’s sole expense, construct any partitions required to segregate the Subject Space from the remaining Premises retained by Tenant. Tenant shall, however, pay for painting, covering or otherwise decorating the surfaces of the partitions facing the remaining Premises retained by Tenant.
17.7    Notwithstanding anything to the contrary contained in this Article 17, Tenant may assign this Lease or sublet the Premises without the need for Landlord’s prior consent if such assignment or sublease is to (a) any parent, subsidiary or affiliate business entity which the initially named Tenant controls, is controlled by or is under common control with (each, an “Affiliate”) or (b) a successor to Tenant by purchase, merger, consolidation or reorganization (any such assignee or sublessee a “Permitted Transferee”), provided that: (i) at least thirty (30) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements or other financial and background information of the assignee or sublessee as required for other transfers (provided that, if prohibited by confidentiality in connection with a proposed purchase, merger, consolidation or reorganization, then Tenant shall give Landlord written notice within ten (10) days after the effective date of the proposed purchase, merger, consolidation or reorganization); (ii) if the transfer is an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease; (iii) Tenant remains fully liable under this Lease; (iv) unless Landlord consents to the same, the use of the Premises set forth herein remains unchanged (v) with respect to an assignment or sublease to an Affiliate, the financial audited net worth of the assignee or sublessee as of the time of the proposed transfer is sufficient for such assignee or sublessee to fulfill its obligations pursuant to such assignment or sublease (including its obligation to pay Rent), as determined by Landlord; and (vi) with respect to a purchase, merger, consolidation or reorganization or any assignment which results in Tenant ceasing to exist as a separate legal entity, (A) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (B) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization. As used in this Section, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of at least fifty-one (51%) of the securities or partnership or other ownership interests of the entity subject to control. In addition, notwithstanding anything to the contrary contained in this Lease, Tenant may assign this Lease or sublet the Premises, or any portion thereof, without Landlord’s consent to any entity which results from a merger of, reincorporation of, reorganization of, or consolidation with Tenant; or to any entity which acquires substantially all of the memberships, interests, shares, stock or assets of Tenant, as a going concern, with respect to the business that is being conducted in the Premises (each also a “Permitted Transfer”). In addition, a sale or transfer of the memberships, interests, shares, or stock of Tenant shall be deemed a Permitted Transfer if such sale or transfer occurs in connection with any bona fide financing or capitalization for the benefit of Tenant. Landlord shall have no right to terminate the Lease in connection with, and, except with respect to a sublease, shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer.
ARTICLE 18.
DAMAGE OR DESTRUCTION
18.1    Casualty. If the Premises or Building should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice to Landlord. Within thirty (30) days after receipt from Tenant of such written notice, Landlord shall notify Tenant whether the necessary repairs can reasonably be made: (a) within ninety (90) days; (b) in more than ninety (90) days but in less than one hundred eighty (180) days; or (c) in more than one hundred eighty (180) days, in each case after the date of the casualty.
(a)    Less Than 90 Days. If the Premises or Building should be damaged only to such extent that rebuilding or repairs can reasonably be completed within ninety (90) days following the date of the casualty, this Lease shall not terminate and, provided that insurance proceeds are available to pay for the full repair of all damage, Landlord shall repair the Premises or Building, except that Landlord shall not be required to rebuild, repair or replace Tenant’s furniture, fixtures, furnishings, or equipment (collectively, “Tenant’s Property”) which may have been placed in, on or about the Premises by or for the benefit of Tenant. In such event, and to the extent rental abatement insurance proceeds are received by Landlord (or would have been received had Landlord carried rent abatement insurance), Tenant shall be entitled to a proportionate abatement in Rent from the date of such damage until the Premises or Building is repaired. Such abatement of Rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises.
(b)    Greater Than 90 Days. If the Premises or Building should be damaged only to such extent that rebuilding or repairs can reasonably be completed in more than ninety (90) days but in less than one hundred eighty (180) days after the date of casualty, then Landlord shall have the option of: (a) terminating the Lease effective upon the occurrence of such damage, in which event the Rent shall be abated from the date of the casualty; or (b) electing to repair the Premises, provided insurance proceeds are available to pay for the full repair of all damage (except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property), in which case Tenant shall be entitled to a proportionate abatement in Rent from the date of such damage until the Premises or Building is repaired to the extent rental abatement insurance proceeds are received by Landlord (or would have been received had

Landlord carried rent abatement insurance). Any abatement of Rent pursuant to this Section 18.1.2 shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises. In the event that Landlord should fail to substantially complete such repairs within one hundred eighty (180) days after the date of the casualty (such period to be extended for delays caused by Tenant or because of any Force Majeure Events, as hereinafter defined), and Tenant has not reoccupied the Premises, Tenant shall have the right, as Tenant’s exclusive remedy, within ten (10) days after the expiration of such one hundred eighty (180) day period, and provided that such repairs have not been substantially completed within such ten (10) day period, to terminate this Lease by delivering written notice to Landlord as Tenant’s exclusive remedy, whereupon all rights of Tenant hereunder shall cease and terminate thirty (30) days after Landlord’s receipt of such notice.
(c)    Greater Than 180 Days. If the Premises or Building should be so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days after the date of casualty, either Landlord or Tenant may terminate this Lease by giving written notice within ten (10) days after notice from Landlord specifying such time period of repair, and this Lease shall terminate and the Rent shall be abated from the date Tenant vacates the Premises. In the event that neither party elects to terminate this Lease, Landlord shall commence and prosecute to completion the repairs to the Premises or Building, provided insurance proceeds are available to pay for the repair of all damage (except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property) and Tenant shall be entitled to a proportionate abatement in Rent from the date of such damage until the Premises or Building is repaired to the extent rental abatement insurance proceeds are received by Landlord. Such abatement of Rent pursuant to this Section 18.1.3 shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises.
(d)    Casualty During the Last Year of the Term. Notwithstanding any other provisions hereof, if the Premises or Building shall be damaged within the last year of the Term, and if the cost to repair or reconstruct the portion of the Premises or Building which was damaged or destroyed shall exceed $50,000, then, irrespective of the time necessary to complete such repair or reconstruction, Landlord shall have the right, in its sole and absolute discretion, to terminate the Lease effective upon the occurrence of such damage, in which event the Rent shall be abated from the date of such damage. The foregoing right shall be in addition to any other right and option of Landlord under this Article 18. In addition, Tenant shall have the right to terminate this Lease if: (i) a material portion of the Premises is rendered untenantable by fire or other casualty and Landlord’s completion estimate provides that such damage cannot reasonably be repaired (as determined by Landlord) within sixty (60) days after the date of casualty; (ii) there is less than twelve (12) months of the Term remaining on the date of such casualty; (iii) the casualty was not caused by the negligence or willful misconduct of Tenant or any of its agents, contractors, employees, licensees or invitees; and (iv) Tenant provides Landlord with written notice of its intent to terminate within thirty (30) days after the date of Landlord’s completion estimate.

18.2    Uninsured Casualty. Tenant shall be responsible for and shall pay to Landlord Tenant’s Share of any deductible or retention amount payable under the property insurance for the Building as part of Operating Expenses. In the event that the Premises or any portion of the Building is damaged to the extent Tenant is unable to use the Premises and such damage is not covered by insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right at Landlord’s option, in Landlord’s sole and absolute discretion, either (i) to repair such damage as soon as reasonably possible at Landlord’s expense, or (ii) to give written notice to Tenant within thirty (30) days after the date of the occurrence of such damage of Landlord’s intention to terminate this Lease as of the date of the occurrence of such damage.
18.3    Waiver. The provisions of this Lease, including this Article 18, constitute an express agreement between Landlord and Tenant with respect to damage to, or destruction of, all or any portion of the Premises or the Project, and any statute or regulation of the State of California, including without limitation Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties (and any other statute or regulation now or hereafter in effect with respect to such rights or obligations), shall have no application to this Lease or to any damage or destruction to all or any portion of the Premises or the Project.
ARTICLE 19.
CONDEMNATION
19.1    Total Condemnation. If all of the Premises is condemned by eminent domain, inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose (“Condemned”), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination.
19.2    Partial Condemnation. If any portion of the Premises or Building is condemned and such partial condemnation materially impairs Tenant’s ability to use the Premises for Tenant’s business as reasonably determined by Landlord, Landlord shall have the option in Landlord’s sole and absolute discretion of either (i) relocating Tenant to comparable space within the Project or (ii) terminate this Lease as of the earlier of the date title vests in the condemning authority or as of the date an order of immediate possession is issued and Rent shall be adjusted to the date of termination. If such partial condemnation does not materially impair Tenant’s ability to use the Premises for the business of Tenant, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, excluding the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting or order of immediate possession Rent shall be adjusted as reasonably determined by Landlord.
19.3    Award. If the Premises are wholly or partially condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to recover from the condemning authority such compensation as may be separately awarded to Tenant in connection with costs in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment to a new location. No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment. Tenant hereby waives the effect of Sections 1265.120 and 1265.130 of the California Code of Civil Procedure.
19.4    Temporary Condemnation. In the event of a temporary condemnation not extending beyond the Term, this Lease shall remain in effect, Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord’s property. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding Section. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant with respect to the surrender of the Premises.
ARTICLE 20.
HOLD HARMLESS
20.1    Tenant agrees to defend, with counsel approved by Landlord, all actions against Landlord, any member, partner, trustee, stockholder, officer, director, employee, or beneficiary of Landlord (collectively, “Landlord Parties”), holders of mortgages secured by the Premises or the Project and any other party having an interest therein (collectively with Landlord Parties, the “Indemnified Parties”) with respect to, and to pay, protect, indemnify, and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands, or judgments of any nature to which any Indemnified Party is subject because of its estate or interest in the Premises or the Project arising from (a) injury to or death of any person, or damage to or loss of property on the Premises, the Project, on adjoining sidewalks, streets or ways, to the extent, in any of the foregoing cases, connected with the use, condition, or occupancy of the Premises, and to the extent caused by Tenant or any of its agents, contractors, licensees, sublessees, or invitees, the Project sidewalks streets, or ways, except to the extent, if any, caused by the gross negligence or willful misconduct of any Landlord Parties, (b) any violation of this Lease by or attributable to Tenant, or (c) subject to Section 12.4, any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees, or invitees. Tenant agrees to use and occupy the Premises and other facilities of the Project at its own risk, and hereby releases the Indemnified Parties from any and all claims for any damage or injury to the fullest extent permitted by law.
20.2    Except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant agrees that Landlord shall not be responsible or liable to Tenant, its agents, employees, or invitees for fatal or non-fatal bodily injury or property damage occasioned by the acts or omissions of any other tenant, or such other tenant’s agents, employees, licensees, or invitees, of the Project. Except to the extent caused by Landlord’s gross negligence or willful misconduct, Landlord shall not be liable to Tenant for losses due to theft, burglary, or damages done by persons on the Project.

ARTICLE 21.
DEFAULT BY TENANT
21.1    The term “Event of Default” refers to the occurrence of any one (1) or more of the following:
(a)    Failure of Tenant to pay when due any sum required to be paid hereunder which is not received by Landlord within seven (7) days after the date due (the “Monetary Default”);
(b)    Failure to perform any obligation, covenant or agreement under this Lease, except as otherwise specified in this Lease or in the event of a Monetary Default, within fifteen (15) days after written notice thereof, provided that if the cure of any such failure is not reasonably susceptible of performance within such fifteen (15) day period, then an Event of Default of Tenant shall not be deemed to have occurred so long as Tenant has promptly commenced and thereafter diligently prosecutes such cure to completion and completes that cure within thirty (30) days. However, if Tenant’s failure (other than a Monetary Default) to perform cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed sixty (60) days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within thirty (30) days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular obligation, covenant or agreement under this Lease on three (3) occasions during any twelve (12) month period, Tenant’s subsequent violation of such obligation, covenant or agreement shall, at Landlord’s option, be an incurable Event of Default by Tenant;
(c)    Tenant, or any guarantor of Tenant’s obligations under this Lease (the “Guarantor”), admits in writing that it cannot meet its obligations as they become due; or is declared insolvent according to any law; or assignment of Tenant’s or Guarantor’s property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or Guarantor or its property; or the interest of Tenant or Guarantor under this Lease is levied on under execution or other legal process; or any petition is filed by or against Tenant or Guarantor to declare Tenant bankrupt or to delay, reduce, or modify Tenant’s debts or obligations; or any petition filed or other action taken to reorganize or modify Tenant’s or Guarantor’s capital structure if Tenant is a corporation or other entity. Any such levy, execution, legal process, or petition filed against Tenant or Guarantor shall not constitute a breach of this Lease provided Tenant or Guarantor shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within ninety (90) days from the date of its creation, service, or filing;
(d)    The abandonment of the Premises by Tenant, which shall mean that Tenant has vacated the Premises for ten (10) consecutive days and Tenant is in Monetary Default;

(e)    The discovery by Landlord that any financial statement given by Tenant or any of its assignees, subtenants, successors-in-interest, or Guarantors was materially false; or
(f)    If Tenant or any Guarantor shall die, cease to exist as a corporation or partnership, or be otherwise dissolved or liquidated or become insolvent, or shall make a transfer in fraud of creditors.
21.2    In the event of any Event of Default by Tenant, Landlord, at its option, may pursue one or more of the following remedies without notice or demand in addition to all other rights and remedies provided for at law or in equity:
(a)    Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect Rent when due. Landlord may enter the Premises and relet it, or any part of it, to third parties for Tenant’s account, provided that any Rent in excess of the Rent due hereunder shall be payable to Landlord. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining Term of this Lease. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the dates the Rent is due, less the Rent and other sums Landlord receives from any reletting. No act by Landlord allowed by this Section 21.2(a) shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease.
“The lessor has the remedy described in Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign subject only to reasonable limitations).”
(b)    Landlord may terminate Tenant’s right to possession of the Premises at any time by giving written notice to that effect. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord shall have the right to remove all personal property of Tenant and store it at Tenant’s cost and to recover from Tenant as damages: (i) the worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of the Rent loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of the Rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord:

(A) in retaking possession of the Premises, including reasonable attorneys’ fees and costs therefor; (B) maintaining or preserving the Premises for reletting to a new tenant, including repairs or alterations to the Premises for the reletting; (C) leasing commissions; (D) any other costs necessary or appropriate to relet the Premises; and (E) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.
(c)    The “worth at the time of award” of the amounts referred to in Sections 21.2(b)(i) and 21.2(b)(ii) shall be calculated by allowing interest at the lesser of twelve percent (12%) per annum or the maximum rate permitted by law, on the unpaid Rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 21.2(b)(iii) shall be calculated by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default by Tenant.
21.3    If Landlord shall exercise any one or more remedies hereunder granted or otherwise available, it shall not be deemed to be an acceptance or surrender of the Premises by Tenant whether by agreement or by operation of law; it is understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No alteration of security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others in the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting to the aforesaid exercise of dominion over Tenant’s property within the Premises after any Event of Default.
21.4    Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord for any or all other rights or remedies provided for in this Lease or now or hereafter existing at or in equity or by statute or otherwise. All such rights and remedies shall be considered cumulative and non-exclusive. All costs incurred by Landlord in connection with collecting any Rent or other amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, shall also be recoverable by Landlord from Tenant. If any notice and grace period required under subparagraphs 22.1(a) or (b) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Tenant under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by subparagraphs 22.1(a) or (b). In such case, the applicable grace period under subparagraphs 22.1(a) or (b) and under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of

Tenant to cure the default within the greater of the two (2) such grace periods shall constitute both an unlawful detainer and an Event of Default entitling Landlord to the remedies provided for in this Lease and/or by said statute.
21.5    If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted and such failure constitutes an Event of Default (except in the case where if Landlord in good faith believes that action prior to the expiration of any cure period under Section 21.1 is necessary to prevent damage to persons or property, in which case Landlord may act without waiting for such cure period to expire), Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such default for the account of Tenant (and enter the Premises for such purpose), and thereupon, Tenant shall be obligated and hereby agrees to pay Landlord, upon demand, all reasonable costs, expenses, and disbursements, plus ten percent (10%) overhead cost incurred by Landlord in connection therewith.
21.6    In addition to Landlord’s rights set forth above, if Tenant fails to pay its Rent or any other amounts owing hereunder on the due date thereof more than two (2) times during any calendar year during the Term, then upon the occurrence of the third or any subsequent default in the payment of monies during said calendar year, Landlord, at its sole option, shall have the right to require that Tenant, as a condition precedent to curing such default, pay to Landlord, in check or money order, in advance, the Rent and Landlord’s estimate of all other amounts which will become due and owing hereunder by Tenant for a period of two (2) months following said cure. All such amounts shall be paid by Tenant within thirty (30) days after notice from Landlord demanding the same. All monies so paid shall be retained by Landlord, without interest, for the balance of the Term and any extension thereof, and shall be applied by Landlord to the last due amounts owing hereunder by Tenant. If, however, Landlord’s estimate of the Rent and other amounts for which Tenant is responsible hereunder are inaccurate, when such error is discovered, Landlord shall pay to Tenant, or Tenant shall pay to Landlord, within thirty (30) days after written notice thereof, the excess or deficiency, as the case may be, which is required to reconcile the amount on deposit with Landlord with the actual amounts for which Tenant is responsible.
21.7    Nothing contained in this Article 21 shall limit or prejudice the right of Landlord to prove and obtain as damages in any bankruptcy, insolvency, receivership, reorganization, or dissolution proceeding, an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal, or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Article 21. Notwithstanding anything contained in this Article to the contrary, any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered to be an Event of Default only when such proceeding, action, or remedy shall be taken or brought by or against the then holder of the leasehold estate under this Lease.
21.8    Landlord is entitled to accept, receive, in check or money order, and deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever,

and apply them at Landlord’s option to any obligation of Tenant, and such amounts shall not constitute payment of any amount owed, except that to which Landlord has applied them. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord’s rights to recover any and all amounts owed by Tenant hereunder and shall not be deemed to cure any other default nor prejudice Landlord’s rights to pursue any other available remedy, Landlord’s acceptance of partial payment of Rent does not constitute a waiver of any rights, including without limitation any right Landlord may have to recover possession of the Premises.
21.9    In the event that Tenant’s right of possession of the Premises is terminated prior to the end of the initial Term by reason of an Event of Default by Tenant, then immediately upon such termination, an amount shall be due and payable by Tenant to Landlord equal to the unamortized portion as of that date (which amortization shall be based on an interest rate of nine percent (9%) per annum) of the sum of (a) the cost of Landlord’s Work (if any), (b) the Allowance (if any), (c) the value of any free Base Rent (i.e., the Base Rent stated in this Lease to be abated as an inducement to Tenant’s entering into this Lease) enjoyed as of that date by Tenant, and (d) the amount of all commissions paid by Landlord in order to procure this Lease.
21.10    Tenant waives the right to terminate this Lease on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief. Landlord’s failure to perform any of its obligations under this Lease shall constitute a default by Landlord under this Lease if the failure continues for thirty (30) days after written notice of the failure from Tenant to Landlord. If the required performance cannot be completed within thirty (30) days, Landlord’s failure to perform shall constitute a default under the Lease unless Landlord undertakes to cure the failure within thirty (30) days and diligently and continuously attempts to complete this cure as soon as reasonably possible. All obligations of each party hereunder shall be construed as covenants, not conditions.
ARTICLE 22.
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ARTICLE 23.
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ARTICLE 24.
ATTORNEYS’ FEES
24.1    All costs and expenses, including reasonable attorneys’ fees (whether or not legal proceedings are instituted), involved in collecting rents, enforcing the obligations of Tenant, or protecting the rights or interests of Landlord under this Lease, whether or not an action is filed, including without limitation the cost and expense of instituting and prosecuting legal proceedings or recovering possession of the Premises after default by Tenant or upon expiration or sooner termination of this Lease, shall be due and payable by Tenant on demand, as Additional Rent. In addition, and notwithstanding the foregoing, if either party hereto shall file any action or bring any proceeding against the other party arising out of this Lease or for the declaration of any rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees incurred by the prevailing party, as determined by the trier of fact in such legal proceeding. For purposes of this provision, the terms “attorneys’ fees” or “attorneys’ fees and costs,” or “costs and expenses” shall mean the fees and expenses of legal counsel (including external counsel and in-house counsel) of the parties hereto, which include printing, photocopying, duplicating, mail, overnight mail, messenger, court filing fees, costs of discovery, and fees billed for law clerks, paralegals, investigators and other persons not admitted to the bar for performing services under the supervision and direction of an attorney. For purposes of determining in-house counsel fees, the same shall be considered as those fees normally applicable to a partner in a law firm with like experience in such field. In addition, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in enforcing any judgment arising from a suit or proceeding under this Lease, including without limitation post-judgment motions, contempt proceedings, garnishment, levy and debtor and third party examinations, discovery and bankruptcy litigation, without regard to schedule or rule of court purporting to restrict such award. This post-judgment award of attorneys’ fees and costs provision shall be severable from any other provision of this Lease and shall survive any judgment/award on such suit or arbitration and is not to be deemed merged into the judgment/award or terminated with the Lease.
ARTICLE 25.
NON-WAIVER
25.1    Neither acceptance of any payment by Landlord from Tenant nor, failure by Landlord to complain of any action, non-action, or default of Tenant shall constitute a waiver of any of Landlord’s rights hereunder. Time is of the essence with respect to the performance of every obligation of each party under this Lease in which time of performance is a factor. Waiver by either party of any right or remedy arising in connection with any default of the other party shall not constitute a waiver of such right or remedy or any other right or remedy arising in connection with either a subsequent default of the same obligation or any other default. No right or remedy of either party hereunder or covenant, duty, or obligation of any party hereunder shall be deemed waived by the other party unless such waiver is in writing, signed by the other party or the other party’s duly authorized agent.
ARTICLE 26.
RULES AND REGULATIONS
26.1    Such reasonable rules and regulations applying to all lessees in the Project for the safety, care, and cleanliness of the Project and the preservation of good order thereon are hereby made a part hereof as Exhibit D, and Tenant agrees to comply with all such rules and regulations. Landlord shall have the right at all times to change such rules and regulations or to amend them in any reasonable and non-discriminatory manner as may be deemed advisable by Landlord, all of which changes and amendments shall be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant. Landlord shall not have any liability to Tenant for any failure of any other lessees of the Project to comply with such rules and regulations. In the event of a conflict between such rules an regulations and this Lease, this Lease shall control.

ARTICLE 27.
ASSIGNMENT BY LANDLORD
27.1    Landlord shall have the right to transfer or assign, in whole or in part, all its rights and obligations hereunder and in the Premises and the Project. In such event, no liability or obligation shall accrue or be charged to Landlord with respect to the period from and after such transfer or assignment and assumption of Landlord’s obligations by the transferee or assignee; provided that any transferee or assignee pursuant to a voluntary, third-party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease either by contractual obligation, assumption agreement or by operation of law.
ARTICLE 28.
LIABILITY OF LANDLORD
28.1    It is expressly understood and agreed that the obligations of Landlord under this Lease shall be binding upon Landlord and its successors and assigns and any future owner of the Project only with respect to events occurring during its and their respective ownership of the Project. In addition, Tenant agrees to look solely to Landlord’s interest in the Project for recovery of any judgment against Landlord arising in connection with this Lease, it being agreed that neither Landlord nor any successor or assign of Landlord nor any future owner of the Project, nor any partner, shareholder, member, or officer of any of the foregoing shall ever be personally liable for any such judgment. The limitations of liability contained in this Section 28.1 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.
ARTICLE 29.
SUBORDINATION AND ATTORNMENT
29.1    This Lease, at Landlord’s option, shall be subordinate to any present or future mortgage, ground lease or declaration of covenants regarding maintenance and use of any areas contained in any portion of the Building, and to any and all advances made under any present or future mortgage and to all renewals, modifications, consolidations, replacements, and extensions of any or all of same. Tenant agrees, with respect to any of the foregoing documents, that no documentation other than this Lease shall be required to evidence such subordination. If any holder of a mortgage shall elect for this Lease to be superior to the lien of its mortgage and shall give written notice thereof to Tenant, then this Lease shall automatically be deemed prior to such mortgage whether this Lease is dated earlier or later than the date of said mortgage or the date of recording thereof. Tenant agrees to execute such documents as may be further required to evidence such subordination or to make this Lease prior to the lien of any mortgage or deed of trust, as the case may be, and by failing to do so within five (5) days after written demand, Landlord and such holder of a mortgage may rely upon such documents as prepared and delivered to Tenant and such documents shall be fully binding on Tenant. Tenant hereby attorns to all successor owners of the Building, whether or not such ownership is acquired as a result of a sale through foreclosure or otherwise. Upon written request by Tenant, Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord’s then current mortgagee on such mortgagee’s then current standard form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by such mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.
29.2    Each party shall, at such time or times as the other party may request, upon not less than ten (10) days’ prior written request by the requesting party, sign and deliver to the requesting party a certificate stating whether this Lease is in full force and effect; whether any amendments or modifications exist; whether any Monthly Rent has been prepaid and, if so, how much; whether to the knowledge of the certifying party there are any defaults hereunder; and in the circumstance where Landlord is the requesting party, such other information and agreements as may be reasonably requested, it being intended that any such statement delivered pursuant to this Article may be relied upon by the requesting party and by any prospective purchaser of all or any portion of the requesting party’s interest herein, or a holder or prospective holder of any mortgage encumbering the Building. Tenant’s failure to deliver such statement within five (5) days after Landlord’s second written request therefor shall constitute an Event of Default (as that term is defined elsewhere in this Lease) and shall conclusively be deemed to be an admission by Tenant of the matters set forth in the request for an estoppel certificate.
29.3    Tenant shall deliver to Landlord prior to the execution of this Lease and thereafter at any time upon Landlord’s request, Tenant’s current audited financial statements (or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects), including a balance sheet and profit and loss statement for the most recent prior year (collectively, the “Statements”), which Statements shall accurately and completely reflect the financial condition of Tenant. Landlord shall have the right to deliver the same to any proposed purchaser of the Building or the Project, and to any encumbrancer of all or any portion of the Building or the Project. At Tenant’s request, Landlord shall enter into a confidentiality agreement with Tenant, which agreement is reasonably acceptable to Landlord and covers confidential financial information contained in the Statements provided by Tenant to Landlord.
29.4    Tenant acknowledges that Landlord is relying on the Statements in its determination to enter into this Lease, and Tenant represents to Landlord, which representation shall be deemed made on the date of this Lease and again on the Commencement Date, that no material change in the financial condition of Tenant, as reflected in the Statements, has occurred since the date Tenant delivered the Statements to Landlord. The Statements are represented and warranted by Tenant to be correct and to accurately and fully reflect Tenant’s true financial condition as of the date of submission of any Statements to Landlord.
ARTICLE 30.
HOLDING OVER
30.1    In the event Tenant, or any party claiming under Tenant, retains possession of the Premises after the Expiration Date or Termination Date, such possession shall be that of a holdover tenant and an unlawful detainer. No tenancy or interest shall result from such possession, and such parties shall be subject to immediate eviction and removal. Tenant or any such party shall pay Landlord, as Base Rent for the period of such holdover, an amount equal to one hundred fifty percent (150%) of the Base Rent otherwise provided for herein, during the time of holdover, and all other Additional Rent and other amounts payable pursuant to the terms of this Lease. Tenant shall also be liable for any and all damages sustained by Landlord as a result of such holdover. Tenant shall vacate the Premises and deliver same to Landlord immediately upon Tenant’s receipt of notice from Landlord to so vacate. The Rent during such holdover period shall be payable to Landlord on demand. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend the Term of this Lease.
ARTICLE 31.
SIGNS
31.1    No sign, symbol, or identifying marks shall be put upon the Project, Building, in the halls, elevators, staircases, entrances, parking areas, or upon the doors or walls, without the prior written approval of Landlord. Should such approval ever be granted, all signs or lettering shall conform in all respects to the sign and/or lettering criteria established by Landlord. Landlord, at Landlord’s sole cost and expense, reserves the right to change the door plaques as Landlord deems reasonably desirable.
31.2    Landlord shall, at Tenant’s sole cost and expense, install one line of signage (the “Monument Signage”) on the Building monument sign identifying Tenant’s name. The graphics, materials, color, design, lettering, size and specifications of Tenant’s Monument Signage shall be subject to the approval of Landlord and all applicable governmental authorities and shall conform to Landlord’s approved sign plan for the Building. At the expiration or earlier termination of this Lease or termination of Tenant’s sign rights as provided below, Landlord shall, at Tenant’s sole cost and expense, cause the Monument Signage to be removed and the area of the monument sign affected by the Monument Signage to be restored to the condition existing prior to the installation of Tenant’s Monument Signage. The right to Monument Signage is personal to the initially named Tenant in this Lease and any Permitted Transferee. All of Tenant’s rights to install and maintain Monument Signage on the monument sign in accordance with this Section 31.2 shall permanently terminate upon notice from Landlord following (a) a Monetary Default under this Lease and/or (b) the date upon which Tenant or any Permitted Transferee ceases to occupy at least 10,814 rentable square feet within the Building.
31.3    Landlord, at Tenant’s sole cost and expense, shall provide Tenant with Building standard lobby and suite signage.

ARTICLE 32.
HAZARDOUS SUBSTANCES
32.1    Except for Hazardous Material (as defined below) contained in products used by Tenant for ordinary cleaning and office purposes in quantities not violative of applicable Environmental Requirements, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises and/or the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Premises and/or the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements (as defined below) and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises (if any), and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental Requirement.
32.2    The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, authorizations, orders, policies or other similar requirements of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto; all applicable California requirements, including, but not limited to, Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316 and 25501 of the California Health and Safety Code and Title 22 of the California Code of Regulations, Division 4.5, Chapter 11, and any policies or rules promulgated thereunder as well as any County or City ordinances that may operate independent of, or in conjunction with, the State programs, and any common or civil law obligations including, without limitation, nuisance or trespass, and any other requirements of Article 3 of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including, without limitation, any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.
32.3    Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by Tenant, its assignees, subtenants, agents, employees, contractors or invitees onto or from the Premises, in a manner and to a level satisfactory to Landlord in its sole discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the

Premises or require the recording of any deed restriction or notice regarding the Premises. Tenant shall perform such work at any time during the Term of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises without the written approval of Landlord.
32.4    Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the Premises or disturbed in breach of the requirements of this Article 32, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Article 32 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Article 32 shall survive any termination of this Lease.
32.5    Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Article 32, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental

Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises.
32.6    In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Article 32 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Article 32 are in addition to and not in lieu of any other provision in the Lease.
32.7    Landlord hereby informs Tenant, and Tenant hereby acknowledges, that the Premises and adjacent properties overlie a former solid waste landfill site commonly known as the Westport Landfill (“Former Landfill”). Landlord further informs Tenant, and Tenant hereby acknowledges, that (i) prior testing has detected the presence of low levels of certain volatile and semi-volatile organic compounds and other contaminants in the groundwater, in the leachate from the landfilled solid waste, and/or in certain surface waters of the Project, as more fully described in the California Regional Water Quality Control Board, San Francisco Bay Region’s (“Regional Board”) Order No. R2-2003-0074 (Updated Waste Discharge Requirements and Rescission of Order No. 94-181) (“Order”), (ii) methane gas is or may be generated by the landfilled solid waste (item “i” immediately preceding and this item “ii” are hereafter collectively referred to as the “Landfill Contamination”), and (iii) the Premises and the Former Landfill are subject to the Order. The Order is attached hereto as Exhibit H. As evidenced by their initials on said Exhibit H, Tenant acknowledges that Landlord has provided Tenant with copies of the Order, and Tenant acknowledges that Tenant and Tenant’s experts (if any) have had ample opportunity to review the Order and that Tenant has satisfied itself as to the environmental conditions of the Property and the suitability of such conditions for Tenant’s intended use of the Property. Additional environmental reports are available for Tenant’s review at Landlord’s offices. In the event the Regional Board determines that the majority of the Premises cannot be occupied for a period in excess of thirty (30) days due to the any Hazardous Materials conditions related to the Landfill Contamination; then, provided Tenant has not caused and/or contributed to the incident responsible for said occupancy restriction, Tenant may terminate this Lease provided Tenant gives Landlord written notice within five (5) days of Tenant’s receipt of notice that the Premises cannot be occupied for the purpose referenced in this Lease of its election to so terminate the Lease in the event Tenant cannot occupy the majority of the Premises at the conclusion of the thirty (30) day period. In the event said notice is received by Landlord as required herein and the majority of the Premises cannot be occupied as referenced above, this Lease shall thereafter terminate on the date of termination referenced in said Tenant notice (which date shall not be less than thirty (30) days from the date the Premises are deemed un-occupiable). Tenant agrees to cooperate and provide Landlord and the Regional Board or their authorized representatives, upon presentation of credentials, during normal business hours, immediate entry upon the Premises to assess any and all aspects of the environmental condition of the Project and its use, including, but not limited to, conducting any environmental assessment or audit, taking samples of soil, groundwater or other water, air or building materials, the inspection of treatment equipment, monitoring equipment or monitoring methods, or sampling of any discharge governed by the Order.

ARTICLE 33.
COMPLIANCE WITH LAWS AND OTHER REGULATIONS
33.1    Tenant, as its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or which may hereafter become in force, of federal, state, county, and municipal authorities, including, but not limited to, the Americans with Disabilities Act, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any occupancy certificate issued pursuant to any law by any public officer or officers, which impose, any duty upon Landlord or Tenant, insofar as any thereof relate to or affect the condition, use, alteration, or occupancy of the Premises. Notwithstanding the foregoing, nothing herein shall require Tenant to perform any alterations, additions or improvements with respect to the Premises in order to comply with laws which require alterations, capital improvements or the installation of new or additional mechanical, electrical, plumbing or fire/life safety systems on a Building-wide basis without reference to the particular use of Tenant (other than general office use), the acts or omissions of Tenant, its agents, employees, contractors or invitees, or any alterations, additions or improvements performed by or on behalf of Tenant (other than the Landlord Work performed by Landlord). Landlord’s approval of Tenant’s plans for any improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act.
33.2    As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section 33.2 are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof. Any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default by

Tenant under this Lease and shall be covered by the indemnity provisions of Section 20.1 above. The representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.
ARTICLE 34.
SEVERABILITY
34.1    This Lease shall be construed in accordance with the laws of the State of California. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the Term, then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of both parties that in lieu of each clause or provision that is illegal, or unenforceable, there is added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and still be legal, valid, and enforceable.
ARTICLE 35.
NOTICES
35.1    Whenever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other, such notice or demand shall be given or served in writing and delivered personally, or forwarded by certified or registered mail, postage prepaid, or recognized overnight courier, addressed to Landlord’s address and Tenant’s address, as applicable, as specified in the Basic Lease Information. Either party may change its address for notice from time to time by serving written notice of the new address as provided in this Article 35.
35.2    Notice hereunder shall become effective upon (a) delivery in case of personal delivery and (b) receipt or refusal in case of certified or registered mail or delivery by overnight courier.
ARTICLE 36.
OBLIGATIONS OF, SUCCESSORS, PLURALITY, GENDER
36.1    Landlord and Tenant agree that all the provisions hereof are to be construed as covenants and agreements as though the words imparting such covenants were used in each paragraph hereof, and that, except as restricted by the provisions hereof, shall bind and inure to the benefit of the parties hereto, their respective heirs, legal, representatives, successors, and assigns. If the rights of Tenant hereunder are owned by two or more parties, or two or more parties are designated herein as Tenant, then all such parties shall be jointly and severally liable for the obligations of Tenant hereunder. Whenever the singular: or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.
ARTICLE 37.
ENTIRE AGREEMENT
37.1    This Lease and any attached addenda or exhibits constitute the entire agreement between Landlord and Tenant. No prior or contemporaneous written or oral leases or representations shall be binding. This Lease shall not be amended, changed, or extended except by written instrument signed by Landlord and Tenant.
37.2    THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.
ARTICLE 38.
CAPTIONS
38.1    Paragraph captions are for Landlord’s and Tenant’s convenience only, and neither limit nor amplify the provisions of this Lease.
ARTICLE 39.
CHANGES
39.1    Should any mortgagee require a modification of this Lease, which modification will not bring about any increased cost or expense to Tenant or in any other way substantially and adversely change the rights and obligations of Tenant hereunder, then and in such event Tenant agrees that this Lease may be so modified.
ARTICLE 40.
AUTHORITY
40.1    All rights and remedies of Landlord under this Lease, or those which may be provided by law, may be exercised by Landlord in its own name individually, or in its name by its agent, and all legal proceedings for the enforcement of any such rights or remedies, including distress for Rent, unlawful detainer, and any other legal or equitable proceedings may be commenced and prosecuted to final judgment and be executed by Landlord in its own name individually or in its name by its agent. Landlord and Tenant each represent to the other that each has full power and authority to execute this Lease and to make and perform the agreements herein contained, and Tenant expressly stipulates that any rights or remedies available to Landlord, either by the provisions of this Lease or otherwise, may be enforced by Landlord in its own name individually or in its name by its agent or principal.
ARTICLE 41.
BROKERAGE
41.1    Tenant represents and warrants to Landlord that it has dealt only with Tenant’s Broker and Landlord’s Broker, in negotiation of this Lease. Landlord shall make payment of the brokerage fee due the Landlord’s Broker pursuant to and in accordance with a separate agreement between Landlord and Landlord’s Broker. Landlord’s Broker shall pay a portion of its commission to Tenant’s Broker pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker. Except for amounts owing to Landlord’s Broker and

Tenant’s Broker, each party hereby agrees to indemnify and hold the other party harmless of and from any and all damages, losses, costs, or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming through the indemnifying party and arising out of or in connection with the negotiation, execution, and delivery of this Lease. Additionally, except as may be otherwise expressly agreed upon by Landlord in writing, Tenant acknowledges and agrees that Landlord and/or Landlord’s agent shall have no obligation for payment of any brokerage fee or similar compensation to any person with whom Tenant has dealt or may in the future deal with respect to leasing of any additional or expansion space in the Building or renewals or extensions of this Lease.
ARTICLE 42.
EXHIBITS
42.1    Exhibits A through I are attached hereto and incorporated herein for all purposes and are hereby acknowledged by both parties to this Lease.
ARTICLE 43.
APPURTENANCES
43.1    The Premises include the right of ingress and egress thereto and therefrom; however, Landlord reserves the right to make changes and alterations to the Building, fixtures and equipment thereof, in the street entrances, doors, halls, corridors, lobbies, passages, elevators, escalators, stairways, toilets and other parts thereof which Landlord may deem necessary or desirable; provided that Tenant at all times has a means of access to the Premises (subject to a temporary interruption due to Force Majeure Events or necessary maintenance that cannot reasonably be performed without such interruption of access). Neither this Lease nor any use by Tenant of the Building or any passage, door, tunnel, concourse, plaza or any other area connecting the garages or other buildings with the Building, shall give Tenant any right or easement of such use and the use thereof may, without notice to Tenant, be regulated or discontinued at any time and from time to time by Landlord without liability of any kind to Tenant and without affecting the obligations of Tenant under this Lease.
ARTICLE 44.
PREJUDGMENT REMEDY, REDEMPTION, COUNTERCLAIM, AND JURY
44.1    Tenant, for itself and for all persons claiming through or under it, hereby expressly waives any and all rights which are, or in the future may be, conferred upon Tenant by any present or future law to redeem the Premises, or to any new trial in any action for ejection under any provisions of law, after reentry thereupon, or upon any part thereof, by Landlord, or after any warrant to dispossess or judgment in ejection. If Landlord shall acquire possession of the Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a reentry within the meaning of that word as used in this Lease. In the event that Landlord commences any summary proceedings or action for nonpayment of Rent or other charges provided for in this Lease, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action. Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.

ARTICLE 45.
RECORDING
45.1    Tenant shall not record this Lease but will, at the request of Landlord, execute a memorandum or notice thereof in recordable form satisfactory to both Landlord and Tenant specifying the date of commencement and expiration of the Term of this Lease and other information required by statute. Either Landlord or Tenant may then record said memorandum or notice of lease at the cost of the recording party.
ARTICLE 46.
MORTGAGEE PROTECTION
46.1    Tenant agrees to give any mortgagees and/or trust deed holders, by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing of the address of such mortgagees and/or trust deed holders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.
ARTICLE 47.
OTHER LANDLORD CONSTRUCTION
47.1    Tenant acknowledges that portions of the Project may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, odor, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. If any excavation or construction is made adjacent to, upon or within the Building, or any part thereof, Tenant shall afford to any and all persons causing or authorized to cause such excavation or construction license to enter upon the Premises for the purpose of doing such work as such persons shall deem necessary to preserve the Building or any portion thereof from injury or damage and to support the same by proper foundations, braces and supports, without any claim for damages or indemnity or abatement of Rent (subject to the express provisions of this Lease), or of a constructive or actual eviction of Tenant.
47.2    It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project and/or the Building. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.
ARTICLE 48.
PARKING
48.1    The use by Tenant, its employees and invitees, of the parking facilities of the Project shall be on the terms and conditions set forth in Exhibit E attached hereto and by this reference incorporated herein and shall be subject to such other agreement between Landlord and Tenant as may hereinafter be established and to such other rules and regulations as Landlord may establish. Tenant, its employees and invitees shall use no more than the Maximum Parking Allocation. Tenant’s use of the parking spaces shall be confined to the Project. If, in Landlord’s reasonable business judgment, it becomes necessary, Landlord shall exercise due diligence to cause the creation of cross-parking easements and such other agreements as are necessary to permit Tenant, its employees and invitees to use parking spaces on properties and buildings which are separate legal parcels from the Project. Tenant acknowledges that other tenants of the Project and the tenants of the other buildings, their employees and invitees, may be given the right to park at the Project.
ARTICLE 49.
ELECTRICAL CAPACITY
49.1    Tenant covenants and agrees that at all times, its use of electric energy shall never exceed the capacity of the existing feeders to the Building or the risers of wiring installation. Any riser or risers to supply Tenant’s electrical requirements upon written request of Tenant shall be installed by Landlord at the sole cost and expense of Tenant, if, in Landlord’s sole judgment, the same are necessary and will not cause or create a dangerous or hazardous condition or entail excess or unreasonable alterations, repairs or expense or interfere with or disrupt other tenants or occupants. In addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions.
ARTICLE 50.
OPTION TO EXTEND LEASE
50.1    Extension Option. Tenant shall have the option to extend this Lease (the “Extension Option”) for one additional term of three (3) years (the “Extension Period”), upon the terms and conditions hereinafter set forth:
(a)    If the Extension Option is exercised, then the Base Rent per annum for such Extension Period (the “Option Rent”) shall be an amount equal to the Fair Market Rental Value (as defined hereinafter) for the Premises as of the commencement of the Extension Option for such Extension Period.

(b)    The Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this Section 50.1(b).
(i)    If Tenant wishes to exercise the Extension Option, Tenant must, on or before the date occurring nine (9) months before the expiration of the initial Lease Term (but not before the date that is twelve (12) months before the expiration of the Initial Lease Term), exercise the Extension Option by delivering written notice (the “Exercise Notice”) to Landlord. If Tenant timely and properly exercises its Extension Option, the Lease Term shall be extended for the Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the Base Rent for the Extension Period shall be as provided in Section 50.l(a) and Tenant shall have no further options to extend the Lease Term.
(ii)    If Tenant fails to deliver a timely Exercise Notice, Tenant shall be considered to have elected not to exercise the Extension Option.
(c)    It is understood and agreed that the Extension Option hereby granted is personal to Tenant and is not transferable except in connection with any Permitted Transfer. In the event of any assignment or subletting of the Premises or any part thereof, except in connection with any Permitted Transfer, the Extension Option shall automatically terminate and shall thereafter be null and void.
(d)    Tenant’s exercise of the Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that (i) an Event of Default by Tenant remains uncured at the time of delivery of the Exercise Notice or at the commencement of the Extension Period, or (ii) Tenant shall have reduced the size of the Premises below the size of the initial Premises by agreement with Landlord or pursuant to an express right in this Lease.
50.2    Fair Market Rental Value. The provisions of this Section shall apply in any instance in which this Lease provides that the Fair Market Rental Value is to apply.
(a)    “Fair Market Rental Value” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm’s length negotiations, without any additional inducements, for a lease of the applicable space on the applicable terms and conditions for the applicable period of time. Fair Market Rental Value shall be determined by Landlord considering the most recent new direct leases (and market renewals and extensions, if applicable) in the Building and in Comparable Buildings in the Market Area. If there are no such direct leases that are recent, consideration shall be given to the most recent new direct leases (and market renewals and extensions, if applicable) in other Comparable Buildings in the Market Area.
(b)    In determining the rental rate of comparable space, the parties shall include all escalations and take into consideration the following concessions:
(i)    Rental abatement concessions, if any, being granted to tenants in connection with the comparable space;

(ii)    Tenant improvements or allowances provided or to be provided for the comparable space, taking into account the value of the existing improvements in the Premises, based on the age, quality, and layout of the improvements.
(c)    If in determining the Fair Market Rental Value the parties determine that the economic terms of leases of comparable space include a tenant improvement allowance, Landlord may, at Landlord’s sole option, elect to do the following:
(i)    Grant some or all of the value of the tenant improvement allowance as an allowance for the refurbishment of the Premises; and
(ii)    Reduce the Base Rent component of the Fair Market Rental Value to be an effective rental rate that takes into consideration the total dollar value of that portion of the tenant improvement allowance that Landlord has elected not to grant to Tenant (in which case that portion of the tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant).
50.3    Determination of Fair Market Rental Value. The determination of Fair Market Rental Value shall be as provided in this Section 50.3.
(a)    Negotiated Agreement. Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rental Value on or before the tenth (10th) day after Tenant’s exercise of the Extension Option (the “Outside Agreement Date”).
(b)    Parties’ Separate Determinations. If Landlord and Tenant fail to reach agreement on or before the Outside Agreement Date, Landlord and Tenant shall each make a separate determination of the Fair Market Rental Value and notify the other party of this determination within five (5) days after the Outside Agreement Date.
(i)    Two Determinations. If each party makes a timely determination of the Fair Market Rental Value, those determinations shall be submitted to arbitration in accordance with subsection (c).
(ii)    One Determination. If Landlord or Tenant fails to make a determination of the Fair Market Rental Value within the five (5) day period, that failure shall be conclusively considered to be that party’s approval of the Fair Market Rental Value submitted within the five (5) day period by the other party.
(c)    Arbitration. If both parties make timely individual determinations of the Fair Market Rental Value under subsection (b), the Fair Market Rental Value shall be determined by arbitration under this subsection (c).
(i)    Scope of Arbitration. The determination of the arbitrators shall be limited to the sole issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value as determined by the arbitrators, taking into account the requirements of Section 50.2.
(ii)    Qualifications of Arbitrator(s). The arbitrators must be licensed real estate brokers who have been active in the leasing of commercial multi-story properties in the Market Area over the five-year period ending on the date of their appointment as arbitrator(s).
(iii)    Parties’ Appointment of Arbitrators. Within fifteen (15) days after the Outside Agreement Date, Landlord and Tenant shall each appoint one arbitrator and notify the other party of the arbitrator’s name and business address.
(iv)    Appointment of Third Arbitrator. If each party timely appoints an arbitrator, the two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, agree on and appoint a third arbitrator (who shall be qualified under the same criteria set forth above for qualification of the initial two (2) arbitrators) and provide notice to Landlord and Tenant of the arbitrator’s name and business address.
(v)    Arbitrators’ Decision. Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall decide whether the parties will use Landlord’s or Tenant’s submitted Fair Market Rental Value and shall notify Landlord and Tenant of their decision. The decision of the majority the three (3) arbitrators shall be binding on Landlord and Tenant.
(vi)    If Only One Arbitrator is Appointed. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after the arbitrator’s appointment. The arbitrator’s decision shall be binding on Landlord and Tenant.
(vii)    If Only Two Arbitrators Are Appointed. If each party appoints an arbitrator in a timely manner, but the two (2) arbitrators fail to agree on and appoint a third arbitrator within the required period, the arbitrators shall be dismissed without delay and the issue of Fair Market Rental Value shall be submitted to binding arbitration under the real estate arbitration rules of JAMS, subject to the provisions of this section.
(viii)    If No Arbitrator Is Appointed. If Landlord and Tenant each fail to appoint an arbitrator in a timely manner, the matter to be decided shall be submitted without delay to binding arbitration under the real estate arbitration rules of JAMS subject the provisions of this Section 50.3(c).
50.4    Cost of Arbitration. The cost of the arbitration shall be paid by the party whose submitted Fair Market Rental Value is not selected by the arbitrators.

ARTICLE 51.
TELECOMMUNICATIONS LINES AND EQUIPMENT
51.1    Location of Tenant’s Equipment and Landlord Consent:
(a)    Tenant may install, maintain, replace, remove and use communications or computer wires, cables and related devices (collectively, the “Lines”) at the Building in or serving the Premises only with Landlord’s prior written consent, which consent may not be unreasonably withheld. Tenant shall locate all electronic telecommunications equipment within the Premises and shall coordinate the location of all Lines with Landlord. Any request for consent shall contain such information as Landlord may request.
(b)    Landlord’s approval of, or requirements concerning, the Lines or any equipment related thereto, the plans, specifications or designs related thereto, the contractor or subcontractor, or the work performed hereunder, shall not be deemed a warranty as to the adequacy or appropriateness thereof, and Landlord hereby disclaims any responsibility or liability for the same.
(c)    If Landlord consents to Tenant’s proposal, Tenant shall pay all of Tenant’s and Landlord’s third party costs in connection therewith (including without limitation all costs related to new Lines) and shall use, maintain and operate the Lines and related equipment in accordance with and subject to all laws governing the Lines and equipment and at Tenant’s sole risk and expense. Tenant shall comply with all of the requirements of this Lease concerning alterations in connection with installing the Lines. As soon as the work is completed, Tenant shall submit as-built drawings to Landlord.
(d)    Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which were installed by or on behalf of Tenant in violation of these provisions, or which are at any time in violation of any laws or present a dangerous or potentially dangerous condition, within three (3) days after written notice.
51.2    Reallocation of Line Space. Landlord may (but shall not have the obligation to) (a) install and relocate Lines at the Building; and (b) monitor and control the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Building by Landlord, Tenant or any other party. In the event Landlord elects to relocate any Lines, Landlord shall (i) make commercially reasonable efforts to notify Tenant in advance of such relocation; and (ii) exercise reasonable efforts to perform such relocation in a manner that is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises.
51.3    Line Problems. Except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord’s contractors, agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (a) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, or replacement, use or removal of Lines by or for other tenants or occupants in the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirement of the Lines or any associated equipment, or any other problems associated with any Lines by any other cause; (b) any failure of any Lines to satisfy Tenant’s requirements; or (c) any eavesdropping or wiretapping by unauthorized parties. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.
51.4    Electromagnetic Fields. If Tenant at any time uses any equipment that may create an electromagnetic field and/or radio frequency exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, Landlord reserves the right to require Tenant to appropriately insulate that equipment and the Lines therefor (including without limitation riser cables), and take such other remedial action at Tenant’s sole cost and expense as Landlord may require in its sole discretion to prevent such excessive electromagnetic fields, radio frequency or radiation.
51.5    Removal of Electrical and Telecommunications Wires. Within thirty (30) days after the expiration or sooner termination of the Lease, Landlord may elect by written notice to Tenant to: (a) retain any or all Lines installed by Tenant in the risers of the Building; or (b) require Tenant to remove any or all such Lines installed by or on behalf of Tenant and restore the Premises and risers to their condition existing prior to the installation of such Lines (“Wire Restoration Work”). If Tenant fails to perform the Wire Restoration Work as required above, Landlord may perform such Wire Restoration Work at Tenant’s sole cost and expense. In the event Landlord elects to retain the Lines, Tenant covenants that Tenant shall have good right to surrender such Lines, free of all liens and encumbrances, and that all Lines shall be left in their then existing condition, reasonable wear and tear excepted, properly labeled at each end and in each telecommunications/electrical closet and junction box, and in safe condition. In the event Tenant fails or refuses to pay all costs of the Wire Restoration Work within ten (10) days of Tenant’s receipt of Landlord’s notice requesting Tenant’s reimbursement for or payment of such costs, Landlord may apply all or any portion of Tenant’s Security Deposit toward the payment of such unpaid costs relative to the Wire Restoration Work. The retention or application of such Security Deposit by Landlord pursuant to this clause does not constitute a limitation on or waiver of Landlord’s right to seek further remedy under law or equity. The provisions of this clause shall survive the expiration or sooner termination of the Lease.
ARTICLE 52.
ERISA
52.1    To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended, Tenant represents and warrants to Landlord and The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”), that:
(a)    Tenant is not an “employee benefit plan” (as that term is defined in Section 3(3) of ERISA); and
(b)    Tenant is not acquiring a leasehold interest in the Project as a plan asset subject to ERISA but for Tenant’s own investment account; and

(c)    Tenant is not an “affiliate” of Prudential as defined in Section IV(b) or PTE 90-1;
(d)    Tenant is not a “party in interest” (as that term is defined m Section 3(14) of ERISA) to the Virginia Retirement System; and
(e)    Tenant agrees to keep the identity of the Virginia Retirement System confidential, except to the extent that Tenant may be required to disclose such information as a result of (i) legal process, or (ii) compliance with ERISA or other Laws governing Tenant’s operations.
ARTICLE 53.
LETTER OF CREDIT
53.1    Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code, an Irrevocable Standby Letter of Credit (the “Letter of Credit”) in the amount of One Hundred Thirty-Seven Thousand Five Hundred Fifty-Three and 56/100’s Dollars ($137,553.56). The following terms and conditions shall apply to the Letter of Credit:
53.2    The Letter of Credit shall be in favor of Landlord, shall be issued by a bank acceptable to Landlord with a Standard & Poors rating of “A” or better, shall comply with all of the terms and conditions of this Article and shall otherwise be in the form attached hereto as Exhibit I. Landlord hereby approves Union Bank as an acceptable bank as of the date of this Lease.
53.3    The Letter of Credit or any replacement Letter of Credit shall be irrevocable for the term thereof and shall automatically renew on a year to year basis until a period ending not earlier than two months subsequent to the Termination Date (the “LOC Expiration Date”) without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew the Letter of Credit by giving written notice to Landlord not less than sixty (60) days prior to the expiration of the then current term of the Letter of Credit that it does not intend to renew the Letter of Credit. Tenant understands that the election by the issuing bank not to renew the Letter of Credit shall not, in any event, diminish the obligation of Tenant to deposit the Security Deposit, if any, or maintain such an irrevocable Letter of Credit in favor of Landlord through the LOC Expiration Date.
53.4    Landlord, or its then authorized representative, upon Tenant’s failure to comply with one or more provisions of this Lease, or as otherwise specifically agreed by Landlord and Tenant pursuant to this Lease or any amendment hereof, without prejudice to any other remedy provided in this Lease or by Laws, shall have the right from time to time to make one or more draws on the Letter of Credit and use all or part of the proceeds in accordance with Section 53.5 below. In addition, if Tenant fails to furnish a renewal or replacement letter of credit complying with all of the provisions of this Article 53 at least sixty (60) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Article 53. Funds may be drawn down on the Letter of Credit upon presentation to the issuing bank of Landlord’s (or Landlord’s then authorized representative’s) certification set forth in Exhibit I.
53.5    Tenant acknowledges and agrees (and the Letter of Credit shall so state) that the Letter of Credit shall be honored by the issuing bank without inquiry as to the truth of the statements set forth in such draw request and regardless of whether the Tenant disputes the content of such statement. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit: (a) against any rent or other amounts payable by Tenant under this Lease that is not paid when due; (b) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including any damages arising under Section 1951.2 of the California Civil Code following termination of this Lease; (c) against any costs incurred by Landlord in connection with this Lease (including attorneys’ fees); and (d) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within sixty (60) days after the LOC Expiration Date (as defined in Section 53.3 above) the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the LOC Expiration Date a voluntary petition is filed by Tenant or any guarantor, or an involuntary petition is filed against Tenant or any Guarantor by any of Tenant’s or guarantor’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.
53.6    If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the amount set forth in this Article 31, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount required pursuant to this Article 53), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Article 53, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an incurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.
53.7    Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity in connection with refinancing or transferring its interest in the Building, including Landlord’s mortgagee, and/or to have the Letter of Credit reissued in the name of Landlord’s mortgagee. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Tenant shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for any such transfer or processing fees within ten (10) days after Landlord’s written request therefor.
53.8    If the Letter of Credit expires earlier than the LOC Expiration Date, or the issuing bank notifies Landlord that it shall not renew the Letter of Credit, Landlord shall accept a renewal thereof or substitute letter credit (such renewal or substitute Letter of Credit to be in effect not later than sixty (60) days prior to the expiration thereof), irrevocable and automatically renewable through the LOC Expiration Date upon the same terms as the expiring Letter of Credit or upon such other terms as may be acceptable to Landlord. However, if (a) the Letter of Credit is not timely renewed, or (b) a substitute Letter of Credit, complying with all of the terms and conditions of this paragraph is not timely received, Landlord may present such Letter of Credit to the issuing bank, and the entire sum so obtained shall be paid to Landlord, to be held by Landlord in accordance with Section 4.3 of this Lease. Notwithstanding the foregoing, Landlord shall be entitled to receive from Tenant all attorneys’ fees and costs incurred in connection with the review of any proposed substitute Letter of Credit pursuant to this Section.
53.9    Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Regulation applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exist or as may be hereafter amended or succeeded (“Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Laws, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified above in this Section 53.9 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant or any other Tenant Agent, including any damages Landlord suffers following termination of this Lease.

53.10    Notwithstanding anything to the contrary contained in this Lease, in the event that at any time the financial institution which issues said Letter of Credit is declared insolvent by the FDIC or is closed for any reason, Tenant must promptly, using commercially reasonable efforts, provide a substitute letter of credit that satisfies the requirements of this Lease hereby from a financial institution acceptable to Landlord, in Landlord’s commercially reasonable discretion.
(signature pages follow)

IN WITNESS WHEREOF, Landlord and Tenant, acting herein through duly authorized individuals, have caused these presents to be executed as of the date first above written.

TENANT:

PROCEPT BIOROBOTICS CORPORATION a California corporation

By:	/s/ Nicholas Aljumi

Nicholas Aljumi, CEO
[Printed Name and Title]

By:

[Printed Name and Title]

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

Tenant’s NAICS Code:	339110

LANDLORD:

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, its member

	By:	/s/ Kristin Paul

Kristin Paul, Vice President
[Printed Name and Title]
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